Exhibit 10.2

Execution Version

THE NOTES ISSUED PURSUANT TO THIS NOTE PURCHASE AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE ISSUER (AS DEFINED HEREIN) AT ITS ADDRESS AS SPECIFIED HEREIN.

SITIO ROYALTIES OPERATING PARTNERSHIP, LP

SENIOR UNSECURED NOTES DUE 2026

$450,000,000 NOTE PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 21, 2022

i

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.02(a)	Guarantors
	4.05	Litigation
	4.14	Subsidiaries
	4.18	Gas Imbalances
	4.19	Marketing of Production
	4.20	Swap Agreements
	11.17	Compliance Personnel

EXHIBITS:	A	Form of Note Purchase Notice
	B	Form of Note
	C	Form of Closing Date Certificate
	D	Form of Compliance Certificate
	E	Form of Solvency Certificate
	F	Form of Assignment Agreement
	G	Form of U.S. Tax Compliance Certificate
	H	Form of Discretionary Cash Flow Utilization Certificate

v

SITIO ROYALTIES OPERATING PARTNERSHIP, LP

This NOTE PURCHASE AGREEMENT, dated as of September 21, 2022 (together with any amendments, restatements, supplements or other modifications hereto, this “Agreement”), is entered into by and among SITIO ROYALTIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership (formerly known as Falcon Minerals Operating Partnership, LP, a Delaware limited partnership) (the “Issuer”); each of the Subsidiaries of Issuer party hereto as Guarantors; the banks, financial institutions, lending institutions and other Institutional Investors from time to time party hereto as Holders; and U.S. Bank Trust Company, National Association, as agent for the Holders (in such capacity, the “Agent”).

W I T N E S E T H:

In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next one sixteenth (1/16) of one percent (1%)) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus one half (1⁄2) of one percent (1%) (or if such day is not a Business Day, the immediately preceding Business Day) and (c) the Adjusted Term SOFR Rate as determined two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%); provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 12:00 p.m., New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. For the avoidance of doubt, if the ABR shall be less than two and one half percent (2.50%), such rate shall be deemed to be two and one half percent (2.50%) for purposes of this Agreement. In the event the Agent on any interest determination date is required, but unable, to determine a benchmark rate in accordance with at least of the procedures described above, ABR will be the Adjusted Term SOFR Rate as determined on the previous interest determination date.

“ABR Note” means Notes the rate of interest applicable to which is based upon the ABR. For the avoidance of doubt, Notes shall constitute ABR Notes only as set forth in Section 2.14(a) or as otherwise expressly set forth herein.

“Accepting Holder” as defined in Section 2.09(f).

“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Adjusted Term SOFR Rate” means an interest rate per annum equal to (a) the Term SOFR Rate plus (b) a spread adjustment in the amount of 0.1500% (15.00 basis points).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” as defined in the preamble hereto.

“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer and the Agent.

“Agent’s Account” means an account designated by the Agent from time to time (by written notice to the Issuer) as the account into which the Note Parties shall make all payments to the Agent for the benefit of the Agent and the Holders under this Agreement and the other Note Documents.

“Agent’s Office” means the “Agent’s Office” as set forth on Appendix B or such other office as the Agent may from time to time designate in writing to the Issuer and each Holder.

“Aggregate Amounts Due” as defined in Section 2.11.

“Aggregate Elected Commitment” has the meaning given to such term in the RBL Credit Agreement.

“Aggregate Maximum Credit Amounts” has the meaning given to such term in the RBL Credit Agreement.

“Aggregate Unpaid NPA Prepayments” as defined in Section 2.08(b).

“Agreement” as defined in the preamble.

“AML Laws” means the USA Patriot Act and all other laws, rules, and regulations of any jurisdiction applicable to any Holder, the Issuer, the Subsidiaries or any Guarantor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to the Issuer or the Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Office” means the office through which a Holder’s investment in any Note is made.

“Applicable Rate” means:

(a) prior to the Brigham Merger Closing Date, (i) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 6.50% and (ii) with respect to any ABR Note, a rate per annum equal to ABR plus 5.50%; provided that, if the Issuer does not make a Specified Optional Prepayment on any Quarterly Date that occurs prior to the Brigham Merger Closing Date, for each day during the period from such Quarterly Date until the earliest of (x) the immediately succeeding Quarterly Date, (y) the date on which the Issuer makes such Specified Optional Prepayment and (z) the Brigham Merger Closing Date (it being understood, for avoidance of doubt, that clause (b) shall not apply to interest accrued on any day prior the Brigham Merger Closing Date), “Applicable Rate” means (A) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 9.50% and (B) with respect to any ABR Note, a rate per annum equal to ABR plus 8.50%;

(b) on and after the Brigham Merger Closing Date, (i) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 5.75% and (ii) with respect to any ABR Note, a rate per annum equal to ABR plus 4.75%; provided that, if the Issuer does not make any Specified Optional Prepayment (I) as of any Quarterly Date that occurs on or after the Brigham Merger Closing Date or (II) as of the Quarterly Date immediately preceding the Brigham Merger Closing Date, for each day during the period from such Quarterly Date (or, in the case of clause (II), from the Brigham Merger Closing Date) until the earlier of (x) the immediately succeeding Quarterly Date and (y) the date on which the Issuer makes such Specified Optional Prepayment, “Applicable Rate” means (A) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 7.75% and (B) with respect to any ABR Note, a rate per annum equal to ABR plus 6.75%;

“Approved Counterparty” means (a) any Person who, at the time of entering into a Swap Agreement, is an RBL Lender or an Affiliate of an RBL Lender or who, after entering into a Swap Agreement, becomes an RBL Lender or an Affiliate of an RBL Lender, (b) any other Person who, at the time of entering into a Swap Agreement, has a long term senior unsecured debt rating (or whose guaranteeing credit support provider has a long term senior unsecured debt rating) of A-/A3 by S&P or Moody’s (or their equivalent) or higher, (c) with respect to any transaction entered into prior to the Closing Date, any other Person as of the Closing Date who has entered into a Swap Agreement (or any transaction thereunder) set forth on Schedule 4.20 hereto or (d) any other Person that is reasonably acceptable to the Lead Holder in its sole discretion.

“Approved Electronic Platform” means IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Cawley, Gillespie & Associates, Inc., (c) Netherland, Sewell & Associates, Inc., (d) DeGolyer and MacNaughton and (e) any other nationally recognized independent petroleum engineering firms selected by the Issuer and reasonably acceptable to the Requisite Holders; provided that if any petroleum engineering firm selected by the Issuer pursuant to this clause (e) is acceptable to the RBL Administrative Agent for purposes of the RBL Credit Agreement, such petroleum engineering firm shall be deemed to be reasonably acceptable to the Requisite Holders unless the Requisite Holders shall object to such selection by written notice to the Agent within five (5) Business Days after having received written notice of such selection from the Issuer.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit F or such other form reasonably acceptable to the Lead Holder.

“Available Discretionary Cash Flow” means, as of any time of determination, an amount equal to (a) Discretionary Cash Flow for the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(b), less (b) the aggregate amount of all Discretionary Cash Flow Utilizations that have been made during the then-current Discretionary Cash Flow Utilization Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BlackRock Holder Group Member” means any fund or account under management by BlackRock Financial Management, Inc. or any of its Affiliates that is also a Holder.

“Bloomberg” has the meaning set forth in the definition of “Reinvestment Yield”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors or other applicable governing body of the general partner of the partnership; (c) with respect to a limited liability company, the manager, managers, managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, at any particular time, the Dollar amount determined to be the “Borrowing Base” in accordance with the terms of the RBL Credit Agreement, including any redetermination or adjustment thereof in accordance with the terms of the RBL Credit Agreement.

“Borrowing Base Deficiency” occurs if at any time (a) the Total Revolving Credit Exposure at such time exceeds (b) the Borrowing Base then in effect.

“Borrowing Base Properties” means the proved Oil and Gas Properties of the Note Parties included in the most recently delivered Reserve Report and evaluated by the RBL Lenders for purposes of determining the Borrowing Base then in effect.

“Bridge Loan Debt” means the Debt owing to the Credit Parties (as defined in the Bridge Term Loan Agreement) from time to time under the Bridge Loan Documents.

“Bridge Loan Documents” means the “Loan Documents” as defined in the Bridge Term Loan Agreement.

“Bridge Term Loan Agreement” means that certain 364-Day Bridge Term Loan Agreement dated as of June 24, 2022, by and among the Issuer, as borrower, Bank of America, as administrative agent, and the lenders party thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Brigham Merger Closing Date” means the Closing Date (as defined in the Brigham Merger Agreement).

“Brigham Merger” means the collective reference to the Mergers (as defined in the Brigham Merger Agreement).

“Brigham Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 6, 2022, by and among the Issuer, Sitio Royalties Corp., a Delaware corporation, Snapper Merger Sub I, Inc., a Delaware corporation, Snapper Merger Sub II, LLC, a Delaware limited liability company, Brigham Minerals, and Brigham Minerals Holdings, LLC, a Delaware limited liability company.

“Brigham Minerals” means Brigham Minerals, Inc., a Delaware corporation.

“Brigham Permitted Holders” means (a) Pine Brook BXP Intermediate, L.P., Pine Brook BXP II Intermediate, L.P., Pine Brook PD Intermediate, L.P., (b) Brigham Parent Holdings, L.P., Warburg Pincus Private Equity (E&P) XI-A (Brigham), LLC, Warburg Pincus XI (E&P) Partners-A (Brigham), LLC, WP Brigham Holdings, L.P., WP Energy Brigham Holdings, L.P., WP Energy Partners Brigham Holdings, L.P., Warburg Pincus Energy (E&P) Partners-A (Brigham), LLC, Warburg Pincus Energy (E&P)-A (Brigham), LLC, (c) Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P., Yorktown Energy Partners XI, L.P., YT Brigham Co Investment Partners, LP, and (d) any trusts, partnerships, limited liability companies, corporations or other entities that are Controlled by one or more Persons accordingly in the foregoing clauses (a), (b), and (c) and any of the foregoing Persons’ Affiliates (other than portfolio companies thereof) or any fund managed or administered by any such Person or any of its Affiliates.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas, or with respect to any payment hereunder, the place of payment, or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be prepaid pursuant to Section 2.08 (including as contemplated by the last sentence of Section 2.10(g)), Section 2.09(c) or Section 2.09(d) or has become or is declared to be immediately due and payable pursuant to Section 8.01, as the context requires.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital (or finance) leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. It is understood that this definition is subject to the terms and conditions set forth in Section 1.03.

“Cash Equivalents” means any of the following types of Investments:

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency or instrumentality thereof, in each case maturing within one year from the date of any Note Party’s acquisition thereof;

(d) commercial paper maturing within one year from the date of any Note Party’s acquisition thereof and rated no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(e) deposits (including, but not limited to, certificates of deposit, time deposits, banker’s acceptances, and overnight bank deposits) maturing within one year from the date of any Note Party’s acquisition thereof with (or issued by) any Holder or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, which has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) Dollars;

(g) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(h) repurchase obligations for underlying securities of the types described in clauses (a), (b), (c), and (e) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(i) readily marketable direct obligations, with average maturities of one year or less from the date of any Note Party’s acquisition thereof, issued by any state, commonwealth, or territory of the United States, or any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either S&P or Moody’s; and

(j) Investments in investment funds or deposits in money market funds investing at least ninety-five percent (95%) of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (g) above.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Note Parties.

“Change in Control” means the occurrence of any of the following:

(a) prior to the Brigham Merger Closing Date, (i) any “person” or “group” (within the meaning of Rules 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders (or any Persons that are wholly-owned (directly or indirectly), and Controlled, by the Sitio Permitted Holders), shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or Control of thirty-five percent (35.0%) or more on a fully diluted basis of the voting interest in the Equity Interests of Parent necessary for the election of directors of Parent or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (1) directors of Parent on the Closing Date, (2) nominated nor approved by the board of directors of Parent nor (3) appointed by directors so nominated or approved;

(b) on or after the Brigham Merger Closing Date, (i) any “person” or “group” (within the meaning of Rules 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders (or any Persons that are wholly-owned (directly or indirectly), and Controlled, by the Permitted Holders), shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or Control of thirty-five percent (35.0%) or more on a fully diluted basis of the voting interest in the Equity Interests of TopCo necessary for the election of directors of TopCo or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of TopCo by Persons who were neither (1) directors of Parent on the Closing Date or directors of Brigham Minerals on the Closing Date, as applicable,

(2) nominated nor approved by the board of directors of Parent (during the period between the Closing Date and the Brigham Merger Closing Date), the board of directors of Brigham Minerals (during the period between the Closing Date and the Brigham Merger Closing Date) or the board of directors of Topco (from and after the Brigham Merger Closing Date) nor (3) appointed by directors so nominated or approved;

(c) on or after the Brigham Merger Closing Date, TopCo shall cease to own 100% of the voting interest in the Equity Interests of Parent;

(d) Parent shall cease to Control the GP;

(e) the GP shall cease to be the sole general partner of the Issuer; or

(f) at any time, a “Change in Control” (or similar event howsoever described or howsoever defined) occurs under the RBL Credit Agreement.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests owned, directly or indirectly, and as to which sole and exclusive voting power with respect to, and authority over the disposition of, such Equity Interests is retained at any time of determination, by any such Permitted Holders that are part of such group shall be treated as being beneficially owned by such Permitted Holders and shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.01 have been (a) satisfied or (b) waived by the Holders.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Closing Date Swap Agreements” means the Swap Agreements of the Note Parties listed on Schedule 4.20.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Commitment” means, as to any Holder, the commitment of such Holder to purchase a Note on the Closing Date in the manner set forth in Section 2.01. The amount of each Holder’s Commitment is set forth on Appendix A.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” as defined in Section 9.08(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or such other form reasonably acceptable to the Lead Holder.

“Confidential Information” as defined in Section 11.17.

“Conforming Borrowing Base” means a conforming borrowing base determined based on customary oil and gas lending criteria as they exist at the particular time for commercial banks that are in the business of valuing and redetermining the value of oil and gas properties in connection with reserve-based oil and gas loan transactions in the United States, including by employing customary mechanisms for periodic redeterminations thereof (it being acknowledged and agreed that the Borrowing Base as determined on the date hereof in accordance with the RBL Credit Agreement as in effect on the date hereof satisfies such standard).

“Consolidated Net Income” means with respect to the Issuer and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of (i) any Unrestricted Subsidiary and (ii) any Person in which the Issuer or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Issuer and the Consolidated Restricted Subsidiaries in accordance with GAAP), except, in the case of the foregoing clauses (i) and (ii), to the extent of the amount of dividends or distributions actually paid in cash during such period by such Unrestricted Subsidiary or other Person, as the case may be, to the Issuer or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary to the Issuer or another Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary gains or losses during such period; (e) any gains or losses attributable to write-ups or write-downs of assets; and (f) any non-cash gains or losses (including any positive or negative adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives).

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Issuer (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Issuer in accordance with GAAP; provided that when used in reference to any Person other than the Issuer, the term “Consolidated Subsidiaries” means each subsidiary of such Person (whether now existing or hereafter created or acquired), including the Issuer, the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the total assets of the Note Parties determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of Total Net Debt as of such day to EBITDA for the Rolling Period then ending.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“consolidation” as defined in Section 7.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement entered into with the RBL Administrative Agent and the bank or securities intermediary at which any Deposit Account, Securities Account or Commodity Account is maintained by any Note Party in accordance with the RBL Credit Agreement.

“Cumulative Retained Discretionary Cash Flow Amount” means, as of any time of determination, an amount equal to Retained Discretionary Cash Flow for each Fiscal Quarter during the most recently ended Rolling Period; provided that the Cumulative Retained Discretionary Cash Flow Amount for the Rolling Period ending (a) September 30, 2022 shall be an amount equal to Retained Discretionary Cash Flow for the Fiscal Quarter ending September 30, 2022 multiplied by four, (b) December 31, 2022 shall be an amount equal to Retained Discretionary Cash Flow for the two consecutive Fiscal Quarters ending December 31, 2022 multiplied by two, and (c) March 31, 2023 shall be an amount equal to Retained Discretionary Cash Flow for the three consecutive Fiscal Quarters ending March 31, 2023 multiplied by 4/3.

“Cumulative Retained Discretionary Cash Flow Utilization Period” means each period commencing on the first calendar day of the most recently ended Rolling Period through the applicable date of determination of usage of the Cumulative Retained Discretionary Cash Flow Amount under Section 7.05(l).

“Cure Amount” as defined in Section 7.01(b).

“Cure Period” as defined in Section 7.01(b).

“Debt” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit (including Letters of Credit (as defined in the RBL Credit Agreement)), surety or other bonds and similar instruments;

(c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP);

(d) all obligations under Capital Leases;

(e) all obligations under Synthetic Leases;

(f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;

(i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person;

(k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(l) Disqualified Capital Stock; and

(m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debt Cap” means, as of any date of determination, an amount equal to one hundred percent (100%) of the Total PDP PV-10 Value as of such date.

“Debtor Relief Laws” means the Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Holder” as defined in Section 2.09(f).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.06(c).

“Deposit Account” has the meaning assigned to such term in the UCC.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Discretionary Cash Flow” means, for any Fiscal Quarter, an amount equal to (a) EBITDA for such Fiscal Quarter, minus (b) the sum, without duplication, of (i) interest expense actually paid in cash by the Issuer and its Consolidated Restricted Subsidiaries during such Fiscal Quarter, (ii) taxes actually paid in cash by the Issuer and its Consolidated Restricted Subsidiaries during such Fiscal Quarter, (iii) Permitted Tax Distributions actually made in cash by the Issuer to the Parent during such Fiscal Quarter and (iv) Operational Capital Expenditures actually paid in cash by the Issuer and its Consolidated Restricted Subsidiaries during such Fiscal Quarter.

“Discretionary Cash Flow Utilization” means any Restricted Payment made pursuant to Section 7.04(d).

“Discretionary Cash Flow Utilization Certificate” means a Discretionary Cash Flow Utilization Certificate substantially in the form of Exhibit H or such other form reasonably acceptable to the Lead Holder.

“Discretionary Cash Flow Utilization Period” means each period commencing on the date of delivery of the Compliance Certificate pursuant to Section 6.01(c) for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(b), to but excluding the date of delivery of the Compliance Certificate pursuant to Section 6.01(c) for the immediately succeeding Fiscal Quarter.

“Disposition” means any conveyance, sale, lease, sale and leaseback, assignment, farm-out, transfer or other disposition of any Property, and includes, for the avoidance of doubt, any Casualty Event. “Dispose” and “Disposed” have correlative meanings thereto. It is understood and agreed that “Disposition” and “Dispose” and “Disposed” shall not be deemed to include any issuance by the Parent of any of its Equity Interests to another Person or by the Issuer or any Restricted Subsidiary of any of its Equity Interests to the Parent, the Issuer or another Restricted Subsidiary.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part, only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“Disqualified Holders” means (a) those Persons identified by the Issuer to the Agent and Holders in writing on or prior to the Closing Date and (b) such other Persons as may be agreed to by the Holders.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“EBITDA” means, with respect to the Issuer and its Consolidated Restricted Subsidiaries, for any period, the sum of:

(a) Consolidated Net Income for such period, plus

(b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period:

(i) interest expense,

(ii) provision for taxes based on income or profits or capital, including federal and state income taxes, franchise taxes and similar taxes (such as the Delaware franchise tax),

(iii) depreciation, depletion, amortization, and other similar noncash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges and losses resulting from the requirements of ASC 815),

(iv) one-time transaction costs and expenses (including, for the avoidance of doubt, legal and accounting costs and expenses, retention charges and severance costs) incurred in connection with the negotiation, execution, delivery and consummation of (A) the Transactions, (B) the other transactions contemplated by this Agreement and the other Note Documents, (C) the Transactions (as defined in the RBL Credit Agreement) and the First Amendment Transactions (as defined in the RBL Credit Agreement) and the Second Amendment Transactions (as defined in the RBL Credit Agreement) and the Third Amendment Transactions (as defined in the RBL Credit Agreement), (D) the other transactions contemplated by the RBL Credit Agreement and the RBL Loan Documents and (E) the transactions expressly permitted by the Existing Credit Agreement (as defined in the RBL Credit Agreement) and the other “Loan Documents” as described in the Existing Credit Agreement which occurred prior to the Effective Date (as defined in the RBL Credit Agreement),

(v) unusual and nonrecurring expenses reasonably acceptable to the Requisite Holders; provided that to the extent any such expenses are acceptable to the RBL Administrative Agent for purposes of the RBL Credit Agreement, such expenses shall be deemed to be reasonably acceptable to the Requisite Holders unless the Requisite Holders shall object to the inclusion of such expenses in this clause (v) by written notice to the Agent within five (5) Business Days after having received written notice from the Issuer of the proposed inclusion of such expenses in this clause (v),

(vi) any fees, costs or expenses arising from any management equity plan, stock option plan, the grant of stock appreciation or similar rights, any other rights or equity incentive plan, any other management or employee benefit plan or agreement, and any stock subscription or shareholder agreement; provided that the aggregate amount of addbacks to EBITDA under this clause (vi) and clause (vii) below, individually or in the aggregate shall not exceed ten percent (10%) of EBITDA for any Reference Period (as defined below), calculated prior to giving effect to such addbacks,

(vii) any fees, expenses or charges incurred for such period, or any amortization thereof for such period, in connection with any acquisition, incurrence of Debt, Investment, or Disposition (in each case, whether or not any such transaction is completed but only if such acquisition, incurrence of Debt, Investment or Disposition is not in the ordinary course of business); provided that the aggregate amount of addbacks to EBITDA under clause (vi) above and this clause (vii), individually or in the aggregate shall not exceed ten percent (10%) of EBITDA for any Reference Period (as defined below), calculated prior to giving effect to such addbacks, minus

(c) to the extent included in Consolidated Net Income for such period, the sum of (1) interest income, (2) income tax credits (to the extent not netted from income tax expense), (3) all noncash income added to Consolidated Net Income, (4) any cash payments made during such period in respect of items described in clause (b)(iii) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or charges were reflected as a charge in the statement of Consolidated Net Income and (5) gains on asset Dispositions, disposals and abandonments.

For the purposes of calculating EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), (i) if during such Reference Period the Issuer or any Consolidated Restricted Subsidiary shall have made (A) a Material Disposition, EBITDA for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such Reference Period and (B) any Disposition of Property or series of related Dispositions of Property other than a Material Disposition, EBITDA for such Reference Period may, at the election of the Issuer, be calculated on a pro forma basis as if such Disposition of Property or series of related Dispositions of Property occurred on the first day of such Reference Period, (ii) if during such Reference Period the Issuer or any Consolidated Restricted Subsidiary shall have made (A) a Material Acquisition, EBITDA for such Reference Period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period and (B) any acquisition of Property or series of related acquisitions of Property other than a Material Acquisition, EBITDA for such Reference Period may, at the election of the Issuer, be calculated on a pro forma basis as if such acquisition or series of related acquisitions occurred on the first day of such Reference Period and (iii) if during such Reference Period a Consolidated Subsidiary shall be designated as either a Consolidated Unrestricted Subsidiary or a Consolidated Restricted Subsidiary, EBITDA shall be calculated on a pro forma basis as if such designation had occurred on the first day of such Reference Period. For purposes of determining EBITDA for the Reference Period ending (a) September 30, 2022, EBITDA shall be calculated as EBITDA for the Fiscal Quarter ending September 30, 2022 multiplied by four, (b) December 31, 2022, EBITDA shall be calculated as EBITDA for the two consecutive Fiscal Quarters ending December 31, 2022 multiplied by two, and (c) March 31, 2023, EBITDA shall be calculated as EBITDA for the three consecutive fiscal quarters ending March 31, 2023 multiplied by 4/3.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIG” means EIG Credit Management Company, LLC.

“EIG Holder Group Member” means each of Cardinal Energy LP, EIG Global Project Fund V Holdings, L.P, EIG River Energy Partners, L.P., FS Energy and Power Fund and Pacific Indemnity Company and any Affiliate of any of the foregoing that becomes a Holder after the Closing Date, any other Person that becomes a Holder after the Closing Date that is managed, advised or sub-advised by EIG or any Affiliate of EIG.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary, Related Fund or Affiliate of a Holder and (c) with the consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed), any Institutional Investor or any other Person (in each case, other than (x) a natural Person or (y) a Note Party or any of its Subsidiaries or Affiliates); provided that, in the case of this clause (c), (i) if an Event of Default has occurred and is continuing, the consent of the Issuer will not be required and (ii) the Issuer shall be deemed to have consented to any such Person unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received written notice thereof; provided further that in no event shall “Eligible Assignee” include any Disqualified Holder (provided that, Agent may conclusively rely on such assignee’s representations as set forth in the applicable Assignment Agreement in approving any such assignment).

“Environmental Claim” means any notice, notice of noncompliance, violation or potential responsibility, legally-binding directive, claim, action, suit, arbitration, complaint, proceeding, demand, abatement order or other order by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent relating to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining to pollution or the preservation of the environment, natural resources, or human health and safety (as it relates to exposure to Hazardous Materials), or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Issuer or any Restricted Subsidiary is conducting, or at any time has conducted business, or where any Property of the Issuer or any Restricted Subsidiary is located, including the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Law, as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent, any Note Party or their respective Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued to the Issuer or any Restricted Subsidiary pursuant to applicable Environmental Laws.

“EOC” means EOC Partners Advisors L.P.

“EOC Holder Group Member” means each of EOC Partners Co-Invest Fund – S LP and EOC Partners Fund – C L.P. and any Affiliate of any of the foregoing that becomes a Holder after the Closing Date, any other Person that becomes a Holder after the Closing Date that is managed, advised or sub-advised by EOC or any Affiliate of EOC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Note Parties would be deemed to be a “single employer” within the meaning of section 4001(b) (1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Internal Revenue Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Plan; (b) the withdrawal of the Issuer, any Restricted Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the incurrence by the Issuer, any Restricted Subsidiary or any ERISA Affiliate of liability due to the complete or partial withdrawal from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the receipt by the Issuer or any Restricted Subsidiary of a notice of insolvency or termination under Section 4041A of ERISA; (e) the receipt by the Issuer or any Restricted Subsidiary of a notice of intent to terminate a Plan under Section 4041 of ERISA; (f) the receipt by the Issuer or any Restricted Subsidiary of any notice of the institution of proceedings to terminate a Plan by the PBGC; (g) the failure by the Issuer or any Restricted Subsidiary or ERISA Affiliate to make by its due date any required contribution under Section 430(j) of the Code to any Plan; (h) the imposition of a Lien (other than an Excepted Lien) under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Issuer or any Restricted Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” as defined in Section 8.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens which arise in the ordinary course of business under real property leases, operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, fresh water supply agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Note Parties to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Issuer or any Restricted Subsidiary for the purpose of roads, pipelines, shared facilities, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, zoning restrictions, rights of way, facilities and equipment or immaterial title defects, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced (which has not been stayed); (i) Liens, titles and interests of lessors of personal Property leased by such lessors to the Note Parties, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Note Parties’ interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Note Parties’ leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Debt of the Note Parties and do not encumber Property of Note Parties other than the Property that is the subject of such leases; (j) liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Note Parties, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Note Parties’ interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Note Parties’ license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record and none of which interfere in any material respect with the business of the Note Parties or materially detract from the value of the relevant assets of the Note Parties; (k) Liens arising from UCC financing statement precautionary filings regarding operating leases entered into by the Note Parties in the ordinary course of business covering the personal Property under lease; and (l) Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees; provided, that in no event shall “Excepted Liens” secure Debt for borrowed money.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” as defined in Section 2.13(b).

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes held by such Holder.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the foregoing rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer, EOC, EIG, each BlackRock Holder Group Member that is a Holder on the Closing Date and the other parties named therein.

“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller or other natural person principally responsible for the financial matters of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“First Offer” as defined in Section 2.09(f).

“Fiscal Quarter” means a Fiscal Quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Note Parties ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other legally-binding determination, directive or requirement, whether now or hereafter in effect, of any Governmental Authority.

“GP” means Sitio Royalties GP, LLC, a Delaware limited liability company.

“Guaranteed Obligations” has the meaning set forth in Section 10.01(a).

“Guarantors” means (a) each Subsidiary listed on Schedule 1.02(a) that issues a Guaranty on the Closing Date (except to the extent released therefrom in accordance with the terms hereof) and (b) each other Subsidiary that issues a Guaranty of the Obligations after the Closing Date pursuant to Section 6.13 and Section 10.01 or otherwise, including at the option of the Issuer.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Material” means any chemical, substance or waste designated or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import under any applicable Environmental Law, including Hydrocarbons, petroleum products, petroleum substances, and any components, fractions, or derivatives thereof, and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, and radon.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holder-Related Party” as defined in Section 11.03(b)(i).

“Holders” means (a) each Person listed on the signature pages hereto as a Holder and (b) any other Person that becomes a party hereto as a Holder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto as a Holder pursuant to an Assignment Agreement.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Note Parties, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and settlement costs and other charges of counsel for Indemnitees) which shall be limited to one firm of counsel for all Indemnitees, taken as a whole, an additional firm of counsel to the Agent, and a single local counsel in each appropriate jurisdiction for all Indemnitees taken as a whole (and in the case of an actual or reasonably perceived conflict of interest, another firm of counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole) and of consultants in connection with any proceeding (whether investigative, administrative, judicial or otherwise) commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing the indemnity under Section 11.03(a), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or any other transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any enforcement of the Guaranty)); or (b) any Environmental Claim against, or any past or present activity (including any Hazardous Materials Activity), operation, land ownership, or practice of, the Issuer or any of its Restricted Subsidiaries or on any of their respective Properties. Notwithstanding the foregoing, Indemnified Liabilities shall not include Taxes other than any Taxes that represent liabilities arising from any non-Tax claim.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 11.03(a).

“Indemnitee Agent Party” means the Agent, its Affiliates and the officers, partners, directors, trustees, employees, representatives and agents of the Agent.

“Initial Financial Statements” means the financial statements described in Section 3.01(q).

“Initial Reserve Report” means that certain reserve report prepared by Approved Petroleum Engineers in respect of the Borrowing Base Properties of the Issuer and its Restricted Subsidiaries with an “as of” date of July 1, 2022.

“Institutional Investor” means (a) any Holder of a Note on the Closing Date, (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (c) any Related Fund or Affiliate of any Holder of any Note and (d) any other Person that is a Qualified Institutional Buyer.

“Interest” as defined in Section 2.06(a).

“Interest Payment Date” means (a) each Quarterly Date, commencing September 30, 2022, and (b) the Maturity Date.

“Interest Period” means (a) from and including the Closing Date to the next Interest Payment Date and (b) thereafter, from each Interest Payment Date to the next Interest Payment Date.

“Interim Redetermination” means an Interim Redetermination (as defined in the RBL Credit Agreement) or any functionally equivalent concept in the RBL Credit Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” as defined in Section 2.13(e).

“Issuer” as defined in the preamble hereto.

“Lead Holder” means EOC; provided that, if at any time EOC does not hold aggregate Exposure representing at least twenty percent (20%) of the aggregate Exposure of all Holders at such time, then “Lead Holder” shall mean EIG; provided, further that, if at any time neither EOC nor EIG holds aggregate Exposure at such time representing at least twenty percent (20%) of the aggregate Exposure of all Holders at such time, then “Lead Holder” shall mean the Requisite Holders.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Liquidity” means, at any time, the sum of (a) the RBL Unused Availability at such time, plus (b) the aggregate amount of Unrestricted Cash at such time, minus (c) the amount of any Borrowing Base Deficiency at such time.

“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, provided that the Make-Whole Amount shall in no event be less than zero.

“Make-Whole Expiry Date” as defined in Section 2.10(g).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Note Parties in excess of the greater of (i) prior to the Brigham Merger Closing Date, (x) $15,000,000 and (y) five percent (5.0%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $27,000,000 and (y) five percent (5.0%) of the then-effective Borrowing Base.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Property, operations or financial condition of the Note Parties taken as a whole, (b) when taken as a whole, the ability of the Issuer or any Guarantor to perform any of its obligations under any Note Document, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of the Agent or any Holder under any Note Document.

“Material Debt” means Debt (other than the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Note Parties in an aggregate principal amount exceeding the greater of (i) prior to the Brigham Merger Closing Date, (x) $22,500,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $40,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base. For purposes of determining Material Debt, the “principal amount” of the obligations of the Note Parties in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Note Parties (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of the greater of (i) prior to the Brigham Merger Closing Date, (x) $15,000,000 and (y) five percent (5.0%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $27,000,000 and (y) five percent (5.0%) of the then-effective Borrowing Base.

“Material Subsidiary” means, as of any date: (a) any Restricted Subsidiary that owns, or has an interest in, any Borrowing Base Property; (b) any Restricted Subsidiary that incurs or guarantees any Debt for borrowed money (including under the RBL Credit Agreement); and (c) any Restricted Subsidiary that is a Wholly-Owned Subsidiary and which, together with its subsidiaries that are Restricted Subsidiaries, for or as of the last day of the period of four consecutive Fiscal Quarters (or, if applicable, the relevant annualized period determined in accordance with the definition of “EBITDA”) most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, if applicable, the Initial Financial Statements), contributed greater than (i) two and one half percent (2.5%) of EBITDA for such period or (ii) two and one half percent (2.5%) of the Consolidated Total Assets as of the last day of such period; provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Immaterial Subsidiaries, taken together, exceeds two and one half percent (2.5%) of EBITDA for any such period or two and one half percent (2.5%) of Consolidated Total Assets as of the end of any such period, then the Issuer shall designate in the Compliance Certificate required to be delivered pursuant to Section 6.01(c) for such Fiscal Quarter or Fiscal Year, as applicable, one or more Immaterial Subsidiaries as “Material Subsidiaries” to the extent necessary to eliminate such excess, and upon the delivery of such Compliance Certificate to the Agent, such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries, and the Issuer shall cause such designated Material Subsidiaries to comply with Section 6.13(a). In the event the Issuer fails to so designate sufficient additional Restricted Subsidiaries as “Material Subsidiaries” in the Compliance Certificate as aforesaid, the Agent (at the direction of the Requisite Holders) may, by written notice to the Issuer, designate sufficient additional Restricted Subsidiaries as “Material Subsidiaries” on the Issuer’s behalf, whereupon such Restricted Subsidiaries, effective as of the date of such designation, shall constitute “Material Subsidiaries” for all purposes of this Agreement.

“Maturity Date” means the earlier of (a) September 21, 2026 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, which (a) is currently or hereafter contributed to by the Issuer, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof contributed to by the Issuer, a Subsidiary or an ERISA Affiliate.

“Net Asset Sale Proceeds” means, with respect to any Disposition of assets of the Issuer or any of its Restricted Subsidiaries, an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Parent, the GP, the Issuer or any of the Issuer’s Restricted Subsidiaries from such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide costs and expenses (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred in connection with such Disposition, including income or gains taxes paid or payable as a result of such Disposition (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of taxes and/or any Permitted Tax Distributions arising as a result thereof, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by the Issuer or any other Note Party in connection with such Disposition; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, (d) any other reasonable fees, costs and expenses payable by the Issuer or any other Note Party in connection with such Disposition and (e) payments applied towards amounts outstanding under the RBL Loan Documents to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (ii) pay other amounts due under the RBL Loan Documents as a result of such Disposition; provided, further, that, the Issuer may, in lieu of applying the proceeds as set forth in Section 2.09(d) at such time, reinvest any portion of such proceeds in Oil and Gas Properties in accordance with Section 2.09(d) within 365 days of such receipt (or, if contractually committed to be reinvested within 365 days of the date of such receipt, within 545 days of the date of such receipt) and such portion of such proceeds shall not constitute Net Asset Sale Proceeds except to the extent not so reinvested within 365 days of such receipt (or, if contractually committed to be reinvested within 365 days of the date of such receipt, within 545 days of the date of such receipt).

“Net Casualty Event Proceeds” means, with respect to any Casualty Event, an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Parent, the GP, the Issuer or any of the Issuer’s Restricted Subsidiaries from such Casualty Event minus (b) (i) any bona fide costs and expenses incurred in connection with the adjustment or settlement of any claims of the Issuer or any of its Restricted

Subsidiaries in respect thereof, (ii) amounts expended to repair and/or replace property subject to such Casualty Event, (iii) payments applied towards amounts outstanding under the RBL Loan Documents to (A) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (B) pay other amounts due under the RBL Loan Documents as a result of such Casualty Event; provided, further, that, the Issuer may, in lieu of applying the proceeds as set forth in Section 2.09(b) at such time, reinvest any portion of such proceeds in Oil and Gas Properties in accordance with Section 2.09(b) within 365 days of such receipt (or, if contractually committed to be reinvested within 365 days of the date of such receipt, within 545 days of the date of such receipt) and such portion of such proceeds shall not constitute Net Casualty Event Proceeds except to the extent not so reinvested within 365 days of such receipt (or, if contractually committed to be reinvested within 365 days of the date of such receipt, within 545 days of the date of such receipt).

“Non-U.S. Holder” as defined in Section 2.13(e).

“Note” means any Note purchased by a Holder pursuant to Section 2.01, as may be evidenced by a promissory note in the form of Exhibit B (and such term shall also include any such notes in substitution therefore pursuant to Section 11.28 of this Agreement).

“Note Document” means any of this Agreement, the Notes (if any), the Fee Letter, the Agent Fee Letter and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of Agent or any Holder in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto.

“Note Parties” means, collectively, the Issuer and each Guarantor, and “Note Party” means any one of the foregoing.

“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.01.

“Note Purchase Notice” means a written notice by the Issuer that it intends to issue Notes hereunder, which Note Purchase Notice (a) sets forth the principal amount of Notes to be issued, (b) is accompanied by a general description of the anticipated use of proceeds of such issuance, (c) contains the information required by Section 2.03 and (d) is substantially in the form of Exhibit A or such other form reasonably satisfactory to the Lead Holder.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by the Requisite Holders; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the WTI Light, Sweet Crude Oil futures contract for such month and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means all liabilities and obligations of every nature of each Note Party from time to time owed to Agent (including any former Agent), the Holders, any Indemnitee or any of them, in each case, under any Note Document, in each case, to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, communitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties with respect to which a Note Party, as the context requires, has any right, title or interest.

“Operational Capital Expenditures” means capital expenditures incurred by the Issuer and its Consolidated Restricted Subsidiaries in the ownership, development, operation and maintenance of the Oil and Gas Properties. For the avoidance of doubt, Operational Capital Expenditures shall not include any expenditures associated with any acquisition of Oil and Gas Properties.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended and (e) in any other case, the functional equivalent of the foregoing. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, recording, filing, court or documentary, intangible, or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes described in clause (b) of the definition of Tax on the Overall Net Income imposed with respect to any assignment (other than an assignment pursuant to a request by the Issuer).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Adjusted Term SOFR Rate borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Sitio Royalties Corp., a Delaware corporation.

“Participant” as defined in Section 11.06(g).

“Participant Register” as defined in Section 11.06(g).

“Payment” as defined in Section 9.04(c).

“Payment in Full” means (a) the payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding), premium and Make-Whole Amount, if any, on all Notes outstanding under this Agreement, (b) the payment in full in cash in respect of all other Obligations or amounts that are outstanding under this Agreement and the other Note Documents (other than indemnity obligations for which notice of potential claim has not been given), and (c) the termination of all Commitments under this Agreement.

“Payment Notice” as defined in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA.

“Permitted Equity Acquisition” means the acquisition, by merger or otherwise, by the Issuer or any Guarantor of Equity Interests in another Person, so long as (a) at the time of and immediately after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom, (b) after giving effect to such acquisition, the Issuer will be in compliance with Section 7.06, (c) all actions required to be taken with respect to any acquired or newly formed Subsidiary under Section 6.13 shall have been taken or will be taken within the time periods set forth therein, and (d) the Consolidated Total Leverage Ratio, calculated on a pro forma basis immediately after giving effect to such acquisition and any related incurrence or repayment of Debt occurring in connection therewith, is not greater than the Consolidated Total Leverage Ratio calculated immediately prior to giving effect to such acquisition and any related incurrence or repayment of Debt occurring in connection therewith.

“Permitted Holders” means, (a) prior to the Brigham Merger Closing Date, the Sitio Permitted Holders and (b) on and after the Brigham Merger Closing Date, collectively, the Sitio Permitted Holders and the Brigham Permitted Holders.

“Permitted Recipients” as defined in Section 11.17.

“Permitted Tax Distribution” means, (a) for any taxable period (or portion thereof) for which the Note Parties are members of a consolidated, combined, unitary or similar income or franchise tax group for U.S. federal or applicable state or local income or franchise tax purposes of which the direct or indirect parent company of the Parent is the common parent (a “Tax Group”) or for which the Parent is a partnership or disregarded entity for U.S. federal or applicable state or local income or franchise tax purposes in any applicable taxing jurisdiction that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for such income or franchise tax purposes, cash distributions to pay the portion of any U.S. federal, state or local income or franchise taxes (as applicable) of such Tax Group or such parent company for such taxable period that are attributable to the net taxable income of the Note Parties (and, to the extent permitted below, the applicable Unrestricted Subsidiaries); provided that a distribution under this clause shall not exceed the amount of Taxes that the Note Parties would have paid as a single corporation or as a stand-alone Tax Group, and (b) without duplication of amounts payable under clause (a), with respect to any taxable period during which the Issuer is a partnership for U.S. federal income tax purposes, or is disregarded as separate from an entity classified as a partnership for United States federal income tax purposes, cash distributions to the holders of its Equity Interests, on or prior to each estimated tax payment date as well as each other applicable due date, in an amount sufficient to permit the Issuer to meet its tax distribution obligations under the applicable governing documents of the Issuer attached to the certificate delivered pursuant to Section 3.01(b)(i); provided that, notwithstanding the foregoing, distributions or dividends under this definition in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any of its Restricted Subsidiaries for such purpose.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA subject to Section 412 of the Code or Section 302 or Title IV of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by the Note Parties or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Note Parties or an ERISA Affiliate.

“Prepayment Fee” as defined in Section 2.10(g).

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Requisite Holders in consultation with the Issuer) as the United States “prime rate”.

“Production Payment and Reserve Sales” means the grant by the Issuer or any of its Restricted Subsidiaries to any Person of a royalty interest, overriding royalty interest, net profits interest, Dollar-Denominated Production Payment or other similar interest in any of its Oil and Gas Properties, including the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such Oil and Gas Properties.

“Pro Forma Basis” means, as to the calculation of the Consolidated Total Leverage Ratio such calculation will be made on a pro forma basis, including giving pro forma effect to the following events as if such events occurred, for purposes of the Consolidated Total Leverage Ratio, on the first date of the then most recently ended period for which financial statements are available: any Casualty Event, any Material Acquisition, Material Disposition or incurrence of Debt that occurred during such period (or thereafter and through and including the date of such determination, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance with the Consolidated Total Leverage Ratio). Any cash or Cash Equivalents to be received by the Issuer or any Restricted Subsidiary in connection with the incurrence of Debt shall not be considered Unrestricted Cash in determining compliance with the Consolidated Total Leverage Ratio on a “Pro Forma Basis” for the incurrence of such Debt or any transaction substantially contemporaneously therewith. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be, with respect to the Consolidated Total Leverage Ratio, determined in good faith by a Responsible Officer of the Issuer and, to the extent requested by the Requisite Holders, with supporting documentation reasonably acceptable to the Requisite Holders.

“Pro Rata Share” means, as to any Holder, with respect to:

(a) Section 2.01, the percentage obtained by dividing (i) the Commitment of such Holder, by (ii) the aggregate Commitments of all Holders;

(b) all payments, computations and other matters relating to the Notes of any Holder (other than the issuance of the Notes contemplated by Section 2.01), the percentage obtained by dividing (i) the Exposure of such Holder by (ii) the aggregate Exposure of all Holders; and

(c) after Payment in Full, then the percentage obtained by dividing (i) the Exposure of such Holder by (ii) the aggregate Exposure of all Holders, in each case, shall be calculated on the last day prior to the Payment in Full that any Holder had an Exposure.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Non-Producing Reserves” means “proved developed non-producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Reserves” means “proved undeveloped reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Public Company” as defined in Section 11.17.

“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Company Information” as defined in Section 11.17.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Note Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institutional Buyer” as defined in Section 5.11.

“Quarterly Date” means March 31, June 30, September 30 and December 31 of each Fiscal Year and if such day is not a Business Day, then the immediately preceding Business Day.

“RBL Administrative Agent” as defined in Section 7.02(b).

“RBL Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 7, 2022, among the Issuer, each of the RBL Lenders from time to time party thereto, the RBL Administrative Agent, as administrative agent and collateral agent for the RBL Lenders, an issuing bank and a swingline lender, as amended on or prior to the Closing Date and as such agreement may be further amended, extended, supplemented, waived or otherwise modified from time to time or refinanced or replaced from time to time (in whole but not in part, whether with the original administrative agent and lenders or another RBL Administrative Agent and other lenders, and whether provided under the original RBL Credit Agreement or another single conforming commercial bank revolving borrowing base loan credit agreement, but not another type of facility) in each case to the extent permitted hereunder (it being understood, for purposes of Section 7.02, Section 7.02(b) is the only clause under which the Debt under the RBL Credit Agreement is permitted).

“RBL Event of Default” means an “Event of Default” as defined in the RBL Credit Agreement on the date hereof, or any functionally equivalent term.

“RBL LC Exposure” means “LC Exposure” as defined in the RBL Credit Agreement.

“RBL Lenders” means the “Lenders” as defined in the RBL Credit Agreement.

“RBL Loan Documents” means the “Loan Documents” as defined in the RBL Credit Agreement.

“RBL Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amounts at such time, (b) the then effective Borrowing Base and (c) the then effective Aggregate Elected Commitment.

“RBL Loan Obligations” means the obligations described in clause (a) of the term “Obligations” as defined in the RBL Credit Agreement.

“RBL Loans” has the meaning given to the term “Loans” in the RBL Credit Agreement.

“RBL Secured Obligations” shall mean the “Obligations” as defined in the RBL Credit Agreement.

“RBL Unused Availability” means, at any time, the amount of the RBL Loan Limit available to be drawn under the RBL Credit Agreement at such time (disregarding for this purpose the conditions precedent set forth in Sections 6.02(c) and 6.02(d) of the RBL Credit Agreement).

“Recipient” as defined in Section 11.17.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Reference Period” has the meaning set forth in the definition of “EBITDA”.

“Register” as defined in Section 2.05.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50 basis points (one-half of one percent) over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that is engaged in making, purchasing, holding or otherwise investing in bank loans, commercial loans, private placements and similar extensions of credit in the ordinary course and that is managed, advised or sub-advised by the Holder, an Affiliate of such Holder, or an entity that administers, advises, sub-advises or manages such Holder. Related Fund shall, with respect to any Holder, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Holder or any other vehicle through which such Holder’s investment advisors may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing. “Released” has a meaning correlative thereto.

“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of Interest in respect of such Called Principal that would be due on or after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal (or other payment of principal on the Notes) were made (to be calculated assuming the Adjusted Term SOFR Rate at the time the applicable notice of payment is delivered applies through the applicable period or, if no such notice is given, assuming the Adjusted Term SOFR Rate at the time of such payment applies through the applicable period).

“Required Swap Agreements” means (a) the Closing Date Swap Agreements and (b) any Swap Agreement entered into pursuant to Section 6.17 in order to satisfy the minimum requirements set forth in Section 6.17 (but, for the avoidance of doubt, excluding any Swap Agreement in excess of such minimum requirements).

“Requisite Holders” means two or more Holders holding aggregate Exposure representing more than fifty percent (50%) of the aggregate Exposure of all Holders. For purposes of this definition, any Holders that are Affiliated shall be deemed to be a single Holder.

“Reserve Report” means (a) the Initial Reserve Report and (b) any other subsequent report, in form and substance reasonably satisfactory to the Requisite Holders, setting forth, as of each January 1st or July 1st (or such other date as may be acceptable to the Lead Holder in consultation with the Requisite Holders, or such other date as is applicable under the RBL Credit Agreement in the event of an Interim Redetermination), the oil and gas reserves attributable to the Oil and Gas Properties of the Note Parties, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the Strip Price; provided that, in the case of clause (b), if any such report is in form and substance satisfactory to the RBL Administrative Agent for purposes of the RBL Credit Agreement, such report shall be deemed to be in form and substance reasonably satisfactory to the Requisite Holders unless the Requisite Holders shall object to such report by written notice to the Agent within ten (10) Business Days after having received such report.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the General Counsel, any Financial Officer or any Vice President of such Person or of such Person’s manager, managing member, general partner or such other Person having authority to bind that Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Issuer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Note Parties, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Note Parties or any option, warrant or other right to acquire any such Equity Interests in the Note Parties.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Retained Discretionary Cash Flow” means, for any Fiscal Quarter, an amount equal to (a) 35.0% of Discretionary Cash Flow for such Fiscal Quarter, less (b) the aggregate amount of all Specified Optional Prepayments made during such Fiscal Quarter, less (c) the aggregate amount of Permitted Tax Distributions actually made in cash by the Issuer to any Persons other than the Parent during such Fiscal Quarter.

“Rolling Period” means, as of any date of determination, the most recently ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered, or were required to be delivered, pursuant to Section 6.01(a) or Section 6.01(b), as applicable; provided that, for purposes of Section 7.01, “Rolling Period” means, as of the last day of any Fiscal Quarter, the period of four (4) consecutive Fiscal Quarters ending on such date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic (DNR) region of Ukraine, the so-called Luhansk People’s Republic (LNR) region of Ukraine, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Offer” as defined in Section 2.09(f).

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.08 or Section 2.09 as the context requires.

“Sitio Permitted Holders” means collectively, (a) The Blackstone Group, Inc., (b) Oaktree Capital Management, L.P., (c) Kimmeridge Energy Management Company, LLC, (d) Kimmeridge Mineral Fund, LP, and (e) trusts, partnerships, limited liability companies, corporations or other entities that are Controlled by one or more Persons in the foregoing clauses (a), (b), (c) and (d).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit E.

“Specified Elected Commitment Amount Increase” as defined in Section 7.19(b).

“Specified Equity Contribution” means, an amount equal to, without duplication, the amount of any capital contributions made in cash to, or any cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Capital Stock) received by, the Issuer during the applicable Cure Period that are made for the purpose of exercising the equity cure rights set forth in Section 7.01(b). For the avoidance of doubt, any capital contributions made to, or any cash proceeds of an issuance of Equity Interests of the Issuer received by, the Issuer for the purpose of making Investments pursuant to Section 7.05(k) shall not constitute a Specified Equity Contribution.

“Specified Event” as defined in Section 8.02(a).

“Specified Holder” means the Requisite Holders; provided that (a) if the at the time of determination thereof, EOC Holder Group Members hold aggregate Exposure representing at least thirty-two and a half percent (32.501%) of the aggregate Exposure of all Holders, “Specified Holders” shall include the EOC Holder Group Members, (b) if the at the time of determination thereof, the EIG Holder Group Members hold aggregate Exposure representing at least thirty-two and a half percent (32.501%) of the aggregate Exposure of all Holders, “Specified Holders” shall include the EIG Holder Group Members and (c) if the at the time of determination thereof, the BlackRock Holder Group Members hold aggregate Exposure representing at least seventeen and a half percent (17.501%) of the aggregate Exposure of all Holders, “Specified Holders” shall include the BlackRock Holder Group Members.

“Specified Holder Consent Provisions” means those sections and other provisions of this Agreement specifically referenced in Section 11.05(b) that are not permitted to be amended, modified, terminated or waived in certain aspects without the consent of the Specified Holders.

“Specified Optional Prepayment” as defined in Section 2.08(b).

“Strip Price” means, at any time, (a) for each remaining month of the current calendar year, the monthly NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding five complete calendar years, the monthly NYMEX Pricing, in each case, for each of the twelve months in each such calendar year, and (c) for the succeeding sixth complete calendar year, and for each calendar year thereafter, the annual monthly average of the NYMEX Pricing of the preceding fifth calendar year.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Issuer. Any subsidiary of the GP shall also be deemed a subsidiary of the Issuer.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Note Party (or of the manager, managing member, general partner or such other Person having authority to bind any Note Party) shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) payable by any Note Party, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, with respect to which any Note Party is “out-of-the-money”, as determined by the counterparties to such Swap Agreements (including, without duplication, any unpaid amounts due on the date of calculation).

“Synthetic Leases” means, in respect of any Person, all synthetic leases, tax retention operating leases, off balance sheet loans or similar off balance sheet financing products where such transactions are considered borrowed money indebtedness for tax purposes which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes.

“Tax on the Overall Net Income” of a Person means (a) Taxes imposed on or measured by net income (however denominated), franchise Tax and branch profits Tax, in each case, imposed on a Person by the jurisdiction (or any political subdivision thereof) in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its Applicable Office) is located or in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business, and (b) any Tax imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by Agent, a Holder or any Tax Related Person of any of the foregoing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means the three-month Term SOFR Reference Rate at approximately 12:00 p.m., New York time, two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than one and one half percent (1.50%), such rate shall be deemed to be one and one half percent (1.50%) for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Interest Period, the rate per annum determined by the Agent as the three-month forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the immediately preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such immediately preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

“TopCo” means Snapper Merger Sub I, Inc., a Delaware corporation.

“Total Debt” means, at any date, all Debt of the Note Parties on a consolidated basis, excluding (i) non-cash obligations under FASB ASC 815 and (ii) Debt in respect of clause (b) under the definition thereof.

“Total Net Debt” means, at any date, an amount equal to (a) Total Debt minus (b) Unrestricted Cash in an aggregate amount not to exceed $25,000,000.

“Total PDP PV-10 Value” means, as of any date of determination, with respect to the Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties, the net present value of future cash flows (discounted at ten percent (10%) per annum) from such Oil and Gas Properties calculated in accordance with Section 1.05.

“Total Revolving Credit Exposure” means, at any time of determination, the aggregate Revolving Credit Exposures (as defined in the RBL Credit Agreement) of all RBL Lenders at such time, or any functionally equivalent concept in the RBL Credit Agreement measuring at such time the aggregate principal amount outstanding under the RBL Credit Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby and thereby.

“Transactions” means the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, including (a) the execution, delivery and performance by the Note Parties of the Note Documents to which they are a party, (b) the issuance of the Notes hereunder and (c) the payment of related fees and expenses.

“Transferred Guarantor” has the meaning set forth in Section 10.09(a).

“U.S. Tax Compliance Certificate” as defined in Section 2.13(e)(iii).

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code.

“Unrestricted Cash” means cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the RBL Administrative Agent shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated by the Issuer as an Unrestricted Subsidiary after the Effective Date in accordance with, and subject to the satisfaction of the conditions set forth in, Section 7.14.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are directly or indirectly owned by (a) the Issuer, (b) the GP or (c) the Issuer and the GP.

“Withholding Agent” means each of the Note Parties or the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Initial Financial Statements except for changes in which the Issuer’s independent certified public accountants concur and which are disclosed to the Agent on the next date on which financial statements are required to be delivered to the Holders pursuant to Section 6.01(a); provided that, unless the Requisite Holders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything to the contrary contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Issuer or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Issuer and the Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Issuer’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer, the Agent (at the direction of the Requisite Holders) and the Requisite Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

Section 1.04 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References to a “Person” herein shall include any successors and permitted assigns of such Person. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein (it is understood that the phrase “any functionally equivalent term”, when used with respect to another term, means a term with substantially the same meaning as such other term)); provided that, subject to the restrictions on amendments of the RBL Credit Agreement set forth herein, with respect to terms used herein that have the meanings ascribed to them in the RBL Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof if any such amendment, supplement or modification to the meaning of such terms in the RBL Credit Agreement would be adverse to the Agent or the Holders. The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge of the Responsible Officers of the applicable Note Party. Unless otherwise specified, whenever any payment obligation required hereunder shall be stated to be due or performed on a day that is not a Business Day, such payment obligation shall be required on the immediately succeeding

Business Day and such extension of time shall be included in the satisfaction of the obligation required hereunder. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. No provision of this Agreement or any other Note Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The words “borrowed money” shall include Debt of the type described in clause (a) of the definition thereof. The words “execution,” “signed,” “signature,” and words of like import in any Note Document or any amendment or other modification thereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to reasonable procedures approved by the Agent. The Note Parties agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any reference in the Note Documents to the Agent exercising discretion or an option shall refer to the Agent exercising such discretion or option at the direction of the Requisite Holders. The Agent shall not have any obligation to act in the absence of such direction or determination.

Section 1.05 Calculations of Total PDP PV-10 Value. Notwithstanding anything to the contrary contained herein:

(a) for all calculations of Total PDP PV-10 Value hereunder:

(i) to the extent any of the Oil and Gas Properties consists of a working interest (but excluding any royalties, overriding royalty interests or similar interests), appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such oil and gas properties (including any contractually specified cost increases or escalators), and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties or contractually required increases in or escalators for expenses) in respect of such Oil and Gas Properties that are working interests,

(ii) the pricing assumptions used in determining Total PDP PV-10 Value shall be based upon the Strip Price as described in clause (c) below, to reflect the Note Parties’ commodity Swap Agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such Swap Agreements are included in the determination of Total PDP PV-10 Value, without duplication of the cash flows from the production subject to such Swap Agreements (it being understood that deferred premiums in respect of such Swap Agreements shall be deducted from such expected cash flows), and

(iii) the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations;

(b) any such calculation shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any disposition or acquisition of Oil and Gas Properties of the Note Parties constituting Proved Developed Producing Reserves, in each case, occurring or consummated by the Note Parties following the “as of” date of the Reserve Report most recently delivered by the Issuer pursuant to Section 6.12 but prior to the date on which Total PDP PV-10 Value is being calculated (provided that, in the case of clause (ii) and dispositions or acquisitions under clause (iii) above, the Lead Holder shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Lead Holder, evaluating the Proved Developed Producing Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)); and

(c) any calculation of Total PDP PV-10 Value (i) shall be made using (x) the information set forth in the Reserve Report most recently delivered by the Issuer pursuant to Section 6.12 (as supplemented by any Specified Reserve Updates) and (y) the Strip Price for the “as of” date of such Reserve Report.

ARTICLE II

PURCHASE AND SALE OF NOTES

Section 2.01 Note Purchase. Subject to the terms and conditions hereof, on the Closing Date, Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note in an aggregate principal amount equal to such Holder’s Pro Rata Share of $450,000,000; provided that the Notes shall be purchased on the Closing Date net of the original issue discount described in the Fee Letter.

Section 2.02 The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Notes held by such Holder, together with interest accruing in connection therewith, shall be evidenced by the Notes made by Issuer payable to such Holder or its registered assigns with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Note. Each Note shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. Issuer may not issue, repay, and reissue hereunder or under the Notes.

Section 2.03 Requests for Notes. Issuer must give to Agent irrevocable written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of such Note Purchase and the Closing Date; and

(b) be received by Agent no later than 12:00 p.m., New York, New York time, one (1) Business Day prior to the date on which any such Notes are to be purchased, which Note Purchase Notice shall be sent by the Agent to the Holders no later 12:00 p.m., New York, New York time one Business Day following receipt by the Agent thereof.

Each such written request must be made in the form and substance of the Note Purchase Notice, duly completed. Upon receipt of any such Note Purchase Notice, Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to achieve the Closing Date in respect of such Notes have been satisfied, or waived by the Holders, each Holder will on the date requested promptly remit to Agent, at Agent’s Account, the amount of such Holder’s new Note in immediately available funds, and upon receipt of all such funds, the Agent shall promptly make such funds available to the Issuer and the Issuer will deliver such Notes to the counsel for the Holders who shall promptly make such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

Section 2.04 Use of Proceeds. The proceeds of the Notes shall be used (a) to refinance one hundred percent (100%) of the Bridge Loan Debt, (b) subject to the refinancing of one hundred percent (100%) of the Bridge Loan Debt, to prepay all or a portion of the RBL Loans and/or (c) to pay Transaction Expenses.

Section 2.05 Evidence of Debt; Register; Holders’ Books and Records; Notes. Agent shall maintain at Agent’s Office a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer and any Holder at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Agent and each Holder, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. In the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern. The Issuer, the Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as Agent to serve as the Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties. Notwithstanding the foregoing, the Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 2.06 Interest; Fees.

(a) Interest. Each Note shall at all times bear interest at a rate equal to the Applicable Rate then in effect (as such amount may be increased pursuant to Section 2.06(c)), paid in cash (“Interest”).

(b) Interest Payment Dates. Interest on each Note shall be due and payable on each Interest Payment Date to Holders of record in the Register on such Interest Payment Date; provided that, if Interest on any Note is required to be paid on any Settlement Date pursuant to Section 2.08 or Section 2.09, and such Settlement Date is not a Quarterly Date, then the amount of Interest due and payable on the next succeeding Interest Payment Date will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to such Section 2.08 or Section 2.09. All interest payable hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Default Interest. Notwithstanding the foregoing, (1) automatically upon the occurrence and during the continuance of an Event of Default arising under Section 8.01(a), Section 8.01(b), Section 8.01(h) or Section 8.01(i) or (2) if any other Event of Default has occurred and is continuing, then if the Requisite Holders so elect by written notice to the Issuer, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any unpaid fees or other unpaid amounts owed hereunder (other than default interest occurring under this Section 2.06(c)), shall thereafter bear interest (including post-petition interest in any proceeding under the Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes to the date of payment to the Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Holder.

(d) Fees. Issuer will pay to each of Agent and the Holders for their own respective accounts, the fees as set forth in the Agent Fee Letter and the Fee Letter, respectively.

(e) Calculations. The Agent shall promptly (but in any event no later than three (3) Business Days to the Issuer and two (2) Business Days to the Holders prior to any Interest Payment Date or the date of any other amount payable under this Section 2.06) notify the Issuer and the Holders of the effective date and the amount of each Interest, fee or other payment under this Section 2.06. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error.

Section 2.07 Repayment of Notes. If any principal payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by the Issuer to the Agent on behalf of the Holders in immediately available funds on the Maturity Date, together with any amounts required to be paid hereunder, including pursuant to Section 2.06.

Section 2.08 Voluntary Prepayments.

(a) General. The Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.06 and Section 2.10(g)) in an aggregate minimum principal amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ (or such shorter period as may be consented to by the Lead Holder) prior written notice, in each case given to Agent by 12:00 p.m. (New York, New York time) on the date required, which, upon receipt by the Agent, shall be promptly delivered to the Holders. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any notice of prepayment described above may provide that such prepayment is conditioned upon the satisfaction of one of more conditions precedent.

(b) Specified Optional Prepayments. On each Quarterly Date, the Issuer may, but shall not be required to, prepay the Notes in an aggregate principal amount equal to two and one half percent (2.50%) of the aggregate principal amount of all Notes issued on the Closing Date (each such prepayment, a “Specified Optional Prepayment”); provided that, if the Issuer does not make a Specified Optional Prepayment on any Quarterly Date (the aggregate amount of Notes not prepaid under this Section 2.08(b) at any time, the “Aggregate Unpaid NPA Prepayments”), the Issuer may, but shall not be required to, prepay the Notes in an amount equal to all or a portion of the Aggregate Unpaid NPA Prepayments on any subsequent date (which, for the avoidance of doubt, shall not include any Make-Whole Amount or Prepayment Fee other than in connection with the prepayment of the Notes in full pursuant to Section 2.08(a)). In the event the Issuer elects to prepay the Notes in an amount equal to all or a portion of the Aggregate Unpaid NPA Prepayments, the Issuer shall notify the Agent in writing of such prepayment no later than 12:00 p.m. (New York, New York time) three (3) Business Days’ (or such shorter period as may be consented to by the Lead Holder) prior to making such prepayment, and the Agent shall promptly deliver such writing to the Holders.

Section 2.09 Mandatory Prepayments.

(a) [Reserved].

(b) Casualty Events. Upon receipt by the Issuer or any of its Affiliates of any Net Casualty Event Proceeds in excess of (i) prior to the Brigham Merger Closing Date, (x) $25,000,000 for any individual Casualty Event or series of related Casualty Events or $100,000,000 in the aggregate or (ii) on and after the Brigham Merger Closing Date, $25,000,000 for any individual Casualty Event or series of related Casualty Events or $150,000,000 in the aggregate, then the Issuer shall apply an amount of such Net Casualty Event Proceeds as set forth in Section 2.09(b)(i), Section 2.09(b)(ii), Section 2.09(b)(iii) or any combination thereof within five (5) Business Days after the date of receipt of such Net Casualty Event Proceeds (or with respect to Section 2.09(b)(iii), such other timeframe specified in Section 2.09(b)(iii)):

(i) prior to any application of any such Net Casualty Event Proceeds as set forth in Section 2.09(b)(ii), prepay the RBL Loans in an amount equal to the lesser of (A) one hundred percent (100%) of the Net Casualty Event Proceeds and (B) the then outstanding RBL Loans; provided that if any Net Casualty Event Proceeds remain after the RBL Loans are fully prepaid, the Issuer shall apply such remaining Net Casualty Event Proceeds to cash collateralize or otherwise backstop any LC Exposure with such remaining Net Casualty Event Proceeds to the extent required by, and in accordance with, Section 2.08(j) of the RBL Credit Agreement;

(ii) to the extent any Net Casualty Event Proceeds remain after application as set forth in Section 2.09(b)(i), offer to prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Casualty Event Proceeds; and/or

(iii) so long as (A) no Default or Event of Default has occurred and is continuing and (B) on a Pro Forma Basis (including after giving effect to the applicable Casualty Event and/or any reinvestment of such Net Casualty Event Proceeds) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is less than or equal to 3.00 to 1.00, reinvest such Net Casualty Event Proceeds in Oil and Gas Properties; provided that promptly following any determination by the Issuer and the Note Parties of an election to invest Net Casualty Event Proceeds pursuant to this Section 2.09(b)(iii), the Issuer shall, within thirty (30) days after the receipt of such Net Casualty Event Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Casualty Event Proceeds; provided further that if any such Net Casualty Event Proceeds are not reinvested within the 365-day period or 545-day period, as applicable, referenced in the definition of Net Casualty Event Proceeds, the Issuer shall be required to apply such Net Casualty Event Proceeds first, as set forth in Section 2.09(b)(i) and, to the extent any Net Casualty Event Proceeds remain after application as set forth in Section 2.09(b)(i), as set forth in Section 2.09(b)(ii).

(c) Issuance of Debt. Upon receipt by or on behalf of any Note Party or any of their Subsidiaries of any cash proceeds from the incurrence of any Debt (other than Debt that is permitted hereunder) by such Person, the Issuer shall prepay the Notes as soon as permitted hereunder in an aggregate principal amount equal to one hundred percent (100%) of such proceeds (it being understood that in lieu of the foregoing the Agent acting at the written instruction of the Requisite Holders can require the Issuer to immediately prepay the Notes in the amounts specified above) ; provided that if any such cash proceeds remain after the RBL Loans are fully prepaid, the Issuer shall apply such remaining proceeds to cash collateralize or otherwise backstop any LC Exposure with such remaining proceeds to the extent required by, and in accordance with, Section 2.08(j) of the RBL Credit Agreement;

(d) Asset Sales. Other than with respect to Net Asset Sale Proceeds attributable to a Disposition permitted by Section 7.11(a), Section 7.11(b), Section 7.11(e), Section 7.11(f) or Section 7.11(h), upon receipt by the Issuer or its Affiliates of any Net Asset Sale Proceeds in excess of (i) prior to the Brigham Merger Closing Date, (x) $25,000,000 for any individual Disposition or series of related Dispositions or $100,000,000 in the aggregate or (ii) on and after the Brigham Merger Closing Date, $25,000,000 for any individual Disposition or series of related Dispositions or $150,000,000 in the aggregate, then the Issuer shall apply an amount of such Net Asset Sale Proceeds as set forth in Section 2.09(d)(i), Section 2.09(d)(ii), Section 2.09(d)(iii) or any combination thereof within five (5) Business Days after the date of receipt of such Net Asset Sale Proceeds (or with respect to Section 2.09(d)(iii), such other timeframe specified in Section 2.09(d)(iii)):

(i) prior to any application of any such Net Asset Sale Proceeds as set forth in Section 2.09(d)(ii), prepay the RBL Loans in an amount equal to the lesser of (A) one hundred percent (100%) of the Net Asset Sale Proceeds and (B) the then outstanding RBL Loans; provided that if any Net Asset Sale Proceeds remain after the RBL Loans are fully prepaid, the Issuer shall apply such remaining Net Asset Sale Proceeds to cash collateralize or otherwise backstop any LC Exposure with such remaining Net Asset Sale Proceeds to the extent required by, and in accordance with, Section 2.08(j) of the RBL Credit Agreement;

(ii) to the extent any Net Asset Sale Proceeds remain after application as set forth in Section 2.09(d)(i), offer to prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Asset Sale Proceeds; and/or

(iii) so long as (A) no Default or Event of Default has occurred and is continuing and (B) on a Pro Forma Basis (including after giving effect to the applicable Disposition and/or any reinvestment of such Net Asset Sale Proceeds) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is less than or equal to 3.00:1.00, reinvest such Net Asset Sale Proceeds in Oil and Gas Properties; provided that promptly following any determination by the Issuer and the Note Parties of an election to invest Net Asset Sale Proceeds pursuant to this Section 2.09(d)(iii), the Issuer shall, within thirty (30) days after the receipt of such Net Asset Sale Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Asset Sale Proceeds; provided further that if any such Net Asset Sale Proceeds are not reinvested within the 365-day period or 545-day period, as applicable, referenced in the definition of Net Asset Sale Proceeds, the Issuer shall be required to apply such Net Asset Sale Proceeds first, as set forth in Section 2.09(d)(i) and, to the extent any Net Asset Sale Proceeds remain after application as set forth in Section 2.09(d)(i), as set forth in Section 2.09(d)(ii).

(e) Prepayment Notice. All prepayments made in accordance with Section 2.09(b) through Section 2.09(d) shall be made upon not less than eight (8) Business Days’ prior written notice (or such shorter period as may be consented to by the Lead Holder, provided, that the time period for any right for the Holders to waive such prepayment pursuant to Section 2.09(f) shall be reduced accordingly), which notice shall be sent by the Agent to the Holders no later than 10:00 a.m. (New York, New York time) one (1) Business Day following receipt by the Agent thereof. Each such notice shall include the calculation of the amount of the applicable proceeds giving rise to the prepayment, as applicable, and refer to the section under this Agreement relating to such prepayment. In connection with any prepayment required under Section 2.09(b) through Section 2.09(d), in the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such notice, the Issuer shall promptly make an additional prepayment of the of the RBL Loans and/or to the extent required by Section 2.08(j) of the RBL Credit Agreement, cash collateralize of the RBL LC Exposure and/or prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Agent a notice of prepayment demonstrating the calculation of such excess. Any notice of prepayment may provide that such prepayment is conditioned upon the satisfaction of one or more conditions precedent. Subject to Section 2.09(f), the Issuer shall prepay the Notes on the date set forth in the applicable prepayment notice.

(f) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make prepayments pursuant to Section 2.09 with respect to such Holder’s Pro Rata Share of such Prepayment. Upon the dates set forth in Section 2.09 for the delivery of any such prepayment notice, Issuer shall promptly notify the Agent of the amount that is available to prepay the Notes. Promptly after the date of receipt of such notice, the Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time no later than three (3) Business Days prior to such prepayment date. The Agent shall promptly provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time one (1) Business Day prior to such prepayment date, and Agent shall promptly notify Issuer of the aggregate amount of the prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by Issuer or the relevant Subsidiary for working capital and general corporate purposes, subject to the other covenants contained in this Agreement. For the avoidance of doubt, any Holder or Accepting Holder that does not deliver a notice declining the applicable payment by the dates and times set forth above shall be deemed to have accepted such prepayment offer.

Section 2.10 General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to Agent not later than 12:00 p.m. (New York, New York time) on the date due to Agent’s Account for the account of the Holders; the Agent shall give the Holders prompt written notice of amounts due, but not received by the Agent, on such due date and at such time. Funds received by Agent after that time on such due date may be deemed by the Requisite Holders to have been paid by the Issuer on the next Business Day for the purposes of calculating interest thereon.

(b) All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and other amounts due and payable thereon.

(c) Agent shall promptly distribute by wire transfer to each Holder to the account indicated in writing to Agent by each applicable Holder, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately preceding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Agent may, at the direction of the Requisite Holders, deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment may be deemed by the Requisite Holders to have been received by Agent on the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the immediately preceding Business Day) at the applicable rate determined pursuant to Section 2.06(a) from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes, fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) resulting from the prepayment of principal under clause fifth below), fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

(g) Make-Whole Amount; Prepayment Fee. Upon any prepayment of the Notes (other than any prepayment made pursuant to Section 2.08(b) (subject to the last sentence hereof) or Section 2.09(b)), whether such prepayment occurs as a result of an acceleration of the Notes pursuant to Section 8.01 (whether automatic or optional acceleration) following an Event of Default, at the Issuer’s option or otherwise, the Issuer shall make an additional payment to the Agent for the account of the Holders in an aggregate amount equal to (i) if such prepayment or acceleration occurs on or prior to September 21, 2023 (the “Make-Whole Expiry Date”), the Make-Whole Amount determined for the Settlement Date with respect to such principal amount plus three percent (3.00%) of the principal of such prepaid or accelerated amount plus any accrued and unpaid interest and other amounts due and payable thereon or (ii) if such prepayment or acceleration occurs thereafter, a fee (the “Prepayment Fee”), in an amount equal to the product of (A) if such prepayment or acceleration occurs following the Make-Whole Expiry Date and on or prior to September 21, 2024, three percent (3.00%) of the principal of such prepaid or accelerated amount, (B) if such prepayment or acceleration occurs after September 21, 2024 and on or prior to September 21, 2025, one percent (1.00%) of the principal of such prepaid or accelerated amount and (C) if such prepayment occurs after September 21, 2025, zero percent (0.00%) of such prepaid or accelerated amount, plus, in each case for clause (ii), any accrued and unpaid interest and other amounts due thereon. The Agent shall have no obligation to calculate or verify the calculations of the Make-Whole Amount or Prepayment Fee. For purposes of this Section 2.10(g), in the event of any prepayment of the Notes in full pursuant to Section 2.08(a), the “principal amount” that is used to calculate the applicable Make-Whole Amount or Prepayment Fee pursuant to this Section 2.10(g) shall include (x) any Aggregate Unpaid NPA Prepayments as of the date of such prepayment of the Notes in full and (y) any payments made in respect of Aggregate Unpaid NPA Prepayments within ninety (90) days prior to the date of such prepayment of the Notes in full.

(h) Presentment of the Notes by the Holder is not a condition to receipt of payment on the Maturity Date or any earlier redemption.

Section 2.11 Ratable Sharing. The Holders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees (i) that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder and (ii) to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation. The provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

Section 2.12 Increased Costs. Subject to the provisions of Section 2.13 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder or the Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder or the Agent with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority: (a) subjects such Holder (or its Applicable Office) or the Agent to any additional Tax (other than any Indemnified Tax and any Excluded Tax) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its Applicable Office) or the Agent of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder or the Agent of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its Applicable Office) or the Agent with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder or the Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall reasonably determine) as may be necessary to compensate such Holder or the Agent for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder or the Agent shall deliver to Issuer (and in the case of such Holder, with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder or the Agent under this Section 2.12, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that the Issuer shall not be required to compensate such Holder pursuant to this Section 2.12 for any increased costs or reductions incurred more than nine months prior to the date that such Holder delivers written notice to the Issuer pursuant to this Section 2.12 setting forth such Holder’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Withholding Agent is required by law (as determined in the good faith discretion of the applicable Withholding Agent) to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay (or cause to be paid) any such Tax to the relevant Governmental Authority and (ii) if such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding of Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.13), the Agent or such Holder, as the case may be, and each of their Tax Related Persons, receives on the due date a net sum equal to what it would have received had no such deduction or withholding of Indemnified Taxes been required; provided that, for the avoidance of doubt, no such additional amount shall be required to be paid to any Holder or the Agent (including any of their Tax Related Persons) under clause (ii) above for, and Indemnified Taxes shall not include, any of the following Taxes, (A) in the case of the Agent or Holder (including any of their Tax Related Persons), any U.S. federal withholding Tax in effect and applicable (x) as of the date on which such Agent or Holder becomes a party to this Agreement (except to the extent that such U.S. federal withholding Taxes were payable to such Holder’s assignor (including its Tax Related Persons) immediately before such Holder became a party to this Agreement), and (y) in the case of a Tax Related Person that becomes a Tax Related Person after the relevant date described in (x), above, the date on which such person becomes a Tax Related Person (except to the extent that such U.S. federal withholding Taxes were payable to Holder (including its Tax Related Persons) immediately before such Tax Related Person became a Tax Related Person of such Holder), or (z) the date on which such Holder changes its Applicable Office (except to the extent that such U.S. federal withholding Taxes were payable to such Holder (including its Tax Related Persons) immediately before it changed its Applicable Office), (B) any Tax on the Overall Net Income of the Holder or Agent (or any of their Tax Related Persons), (C) any U.S. Tax imposed under FATCA or (D) any Tax attributable to the Holder’s or the Agent’s failure to comply with Section 2.13(e) (all such amounts described in this proviso, “Excluded Taxes”). The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Lead Holder in respect of any Taxes payable hereunder within thirty (30) days after payment of such Taxes.

(c) Other Taxes. In addition, and without duplication, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Lead Holder in respect of any Taxes or Other Taxes payable hereunder as soon as practicable after payment of such Taxes or Other Taxes.

(d) Indemnification by the Note Parties. Without duplication of any Taxes covered by Sections 2.13(b) or (c), the Note Parties shall indemnify the Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid or incurred by the Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable expenses and costs arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Administrative Requirements; Forms Provision. Each Holder that is a United States Person for U.S. federal income tax purposes shall deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding Tax. Each Holder that is not a United States Person for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be reasonably requested by the Issuer or Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (v) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer and the Agent:

(i) in the case of a Non-U.S. Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) two executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (B) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

(iv) to the extent a Non-U.S. Holder is not the beneficial owner of a Note, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or

(v) any Non-U.S. Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Agent to determine the withholding or deduction required to be made.

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.13(e) and Section 2.13(f) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any respect, that such Holder shall promptly deliver to Agent and the Issuer two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by Agent or the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. On or before the Closing Date, (or in the case of a successor or replacement Agent, on or before the date on which such successor or replacement Agent becomes a party to this Agreement), U.S. Bank Trust Company, National Association (or such successor or replacement Agent), shall deliver to the Issuer two executed copies of IRS Form W-9 establishing that the Issuer can make payments to such Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA. Each Holder and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(f) If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(g) Defined Term. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate for such Interest Period; or

(ii) the Agent is advised by the Requisite Holders that Term SOFR Reference Rate for such Interest Period will not adequately and fairly reflect the cost to such Holders (or Holder) of its purchasing or maintaining their Notes (or its Note) for such Interest Period;

then the Agent shall give notice thereof to the Issuer and the Holders by written or electronic notice as promptly as practicable thereafter and, until the Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist, (A) any Notes requested to be issued and purchased on the first day of such Interest Period shall be issued and purchased as ABR Notes and (B) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(b) If at any time (i) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have not arisen but either (w) the CME Term SOFR Administrator has made a public statement or published information that the CME Term SOFR Administrator has ceased or is insolvent (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (x) the CME Term SOFR Administrator has made a public statement or has published information (or a public statement or information is published on its behalf) which states that Term SOFR Reference Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (y) the supervisor for the CME Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator has made a public statement or has published information which states that the CME Term SOFR Administrator has ceased or is insolvent or the Term SOFR Reference Rate will permanently or indefinitely cease to be published or (z) the supervisor for CME Term SOFR Administrator or a Governmental Authority has made a public statement identifying or has published information which states that the Term SOFR Reference Rate is no longer representative or the Term SOFR Reference Rate may no longer be used for determining interest rates for notes or other comparable debt instruments, then the Requisite Holders and the Issuer (in consultation with the Agent) shall endeavor to establish an alternate rate of interest as a replacement to the Term SOFR Reference Rate that gives due consideration to the then prevailing or evolving market convention for determining a rate of interest for notes or other comparable debt instruments in the United States at such time, and the Requisite Holders, the Issuer and the Agent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that the Requisite Holders and the Issuer shall use commercially reasonable efforts to ensure that such replacement meets the standards set forth under Section 1.1001-6 of the Proposed United States Treasury Regulations (or any successor Untied States Treasury Regulations or other official

IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any Notes for purposes of Section 1.1001-3 of the United States Treasury Regulations. For the avoidance of doubt, any minimum rate of interest applicable to the Term SOFR Reference Rate hereunder shall also apply to such alternate rate of interest unless otherwise agreed by the Requisite Holders. The Agent and Requisite Holders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR Reference Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any such alternate rate of interest established under this Section 2.14(b), whether the composition or characteristics of any such alternative, successor or replacement interest rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability) or the effect of any of the foregoing, or of any other related conforming changes to this Agreement. The Agent and Requisite Holders may select information sources or services in their reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any Notes requested to be issued and purchased shall be issued and purchased as ABR Notes and (y) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(c) Agent shall be under no obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Rate (or other applicable benchmark rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any event or date on which the benchmark shall have transitioned or may no longer be available, (ii) to select, determine or designate any alternative, successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment to the benchmark or the adjustment spread, or other modifier to any replacement or successor index or (iv) to determine whether or what changes are necessary or advisable, if any, in connection with any of the foregoing. Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Rate (or other applicable benchmark rate) and absence of a designated replacement benchmark rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Requisite Holders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Closing Date. The obligation of each Holder to enter into the Note Documents on the Closing Date and purchase Notes on the Closing Date is subject to the satisfaction, or waiver by the Holders, of the following conditions on or before the Closing Date:

(a) Note Documents. Each Holder and Agent shall have received sufficient copies of each Note Document originally executed and delivered by each Note Party.

(b) Organizational Documents; Incumbency. Agent shall have received (i) sufficient copies of each Organizational Document of each Note Party, certified as of a recent date by the appropriate Governmental Authority, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Note Party executing the Note Documents; (iii) resolutions of the Board of Directors, the manager(s) or member(s) or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents to which it is a party, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for each Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which such Person is qualified as a foreign corporation or other entity to do business to the extent such jurisdiction is material to such Person’s business, each dated a recent date prior to the Closing Date.

(c) Consents. Each Note Party and their Subsidiaries shall have obtained all authorizations, consents and permits from any Governmental Authority and all consents of other Persons, in each case that are necessary in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Requisite Holders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Initial Reserve Report. The Requisite Holders shall have received the Initial Reserve Report.

(e) Environmental Reports. The Requisite Holders shall have received reports and/or other information requested by the Requisite Holders, in form, scope and substance reasonably satisfactory to the Requisite Holders, regarding environmental matters relating to the Oil and Gas Properties.

(f) Evidence of Insurance. The Requisite Holders shall have received evidence satisfactory to them in their reasonable discretion that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect, together with all other endorsements and other requirements set forth in Section 6.07.

(g) Opinions of Counsel to Note Parties. The Requisite Holders shall have received executed copies of the favorable written opinion of Sidley Austin LLP, counsel for the Note Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to the Requisite Holders (and each Note Party hereby instructs such counsel to deliver such opinions to the Holders).

(h) Expenses. The Issuer shall have paid to the Agent and the Holders all amounts (invoiced at least two (2) Business Days prior to the Closing Date (or such shorter time reasonably acceptable to the Issuer) with reasonable detail) required to be paid pursuant to Section 11.02.

(i) Solvency Certificate. On the Closing Date, the Requisite Holders shall have received a Solvency Certificate from a Financial Officer substantially in the form of Exhibit E.

(j) Closing Date Certificate. The Issuer shall have delivered to the Requisite Holders an executed Closing Date Certificate, together with all attachments thereto.

(k) No Litigation. There shall not exist any action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending or threatened against or affecting any Note Party or their Subsidiaries or any business, property or rights of any such Person that, in the reasonable opinion of the Requisite Holders, singly or in the aggregate, impairs any of the Transactions in any material respect.

(l) No New Information. No information or materials are, or should have been after reasonable inquiry, available to Parent or any Note Party as of the Closing Date that are materially inconsistent with the material previously provided to the Holders for their due diligence review.

(m) No Material Adverse Effect. Since December 31, 2021, no event, change or condition shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(n) Funds Flow. The Agent shall have received at least two (2) Business Days prior to the Closing Date a funds flow memorandum, in form and substance reasonably satisfactory to the Requisite Holders (which shall authorize the net funding of any amounts owed under and as set forth in the Fee Letter and the Agent Fee Letter).

(o) Note Purchase Notice. Agent shall have received a fully executed irrevocable Note Purchase Notice with respect to the Notes.

(p) Other Debt. The Requisite Holders shall be satisfied that the Note Parties and their Subsidiaries have no outstanding Debt except for Debt permitted pursuant to Section 7.02.

(q) Financial Statements. The Requisite Holders shall have received (i) the audited consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Parent and its Consolidated Subsidiaries for the Fiscal Year ended December 31, 2021 together with consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Restricted Subsidiaries, on the other hand, (ii) the unaudited consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Parent and its Consolidated Subsidiaries for each of the Fiscal Quarters ended after December 31, 2021 and at least 45 days prior to the Closing Date together with consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Restricted Subsidiaries, on the other hand, (iii) projections of the Note Parties in form and detail reasonably satisfactory to the Holders prepared by management of the Parent, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the facilities, and (iv) unaudited consolidated pro forma balance sheet and related pro forma statements of operations, members’ equity and cash flows of the Parent and its Consolidated Subsidiaries (giving effect to the Transactions on the Closing Date and the purchase of the Notes on the Closing Date) (collectively, the “Initial Financial Statements”).

(r) No Default; Bringdown of Representations. As of the Closing Date, after giving effect to any purchase of Notes on the Closing Date, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by the Issuer contained herein or in the other Note Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(s) Know Your Customer. The Agent shall have received, at least five (5) Business Days (or such shorter period as the Agent may agree) prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by Holders in writing to the Issuer at least ten (10) Business Days prior to the Closing Date.

(t) RBL Loan Documents. The Agent (for delivery to the Holders) shall have received certified true and correct fully-executed copies of the RBL Credit Agreement and any other principal RBL Loan Documents reasonably requested by the Agent or any Holder, each of which shall be in form and substance reasonably satisfactory to the Requisite Holders.

The Agent (at the direction of the Holders) shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to enter into the Note Documents on the Closing Date and purchase Notes on the Closing Date shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Holders) at or prior to 5:00 p.m., New York, New York time, on September 21, 2022 (and, in the event such conditions are not so satisfied, or waived by the Holders, prior to such time, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Holder as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the Agent shall have received written notice from such Holder prior to the Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Holders, on any date upon which such representations and warranties are expressly made pursuant to any Note Document, that:

Section 4.01 Organization; Powers. Each of the Note Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority; Enforceability. The Transactions are within the Issuer’s and each Guarantor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action (including, without limitation, any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Note Document to which the Issuer and each Guarantor is a party has been duly executed and delivered by the Issuer and such Guarantor, as applicable, and constitutes a legal, valid and binding obligation of the Issuer and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Issuer or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Note Documents, (b) will not violate any applicable material provision of law or regulation or the charter, bylaws or other Organizational Documents of the Issuer or any Restricted Subsidiary or any order of any Governmental Authority, (c) (i) will not violate or result in a default under any RBL Loan Document or (ii) will not violate or result in a default under indenture, agreement or other instrument evidencing Material Debt binding upon the Note Parties or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Issuer or such Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any Property of the Note Parties.

Section 4.04 Financial Condition; No Material Adverse Change.

(a) Reference is made to the Parent’s audited consolidated balance sheets and statements of income, members’ equity and cash flows as of and for the Fiscal Year ending December 31, 2021 and filed with the SEC. Such financial statements of Parent present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and the Note Parties as of such date and for such period in accordance with GAAP.

(b) The Issuer has heretofore furnished to the Holders a reasonably satisfactory pro forma cash flow model, projections (including cash flow and outstanding Debt projections) and the Initial Financial Statements, of the Issuer and its Consolidated Restricted Subsidiaries as of the Closing Date, after giving effect to the Transactions contemplated to occur on the Closing Date and the purchase of the Notes on the Closing Date, certified by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions, it being understood that such projections, including any revenues and volumes attributable to the Oil and Gas Properties of the Note Parties and production and cost estimates are necessarily based upon professional opinions, estimates and projections and that the Note Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(c) Since December 31, 2021, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d) No Note Party has on the Closing Date and thereafter any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements referred to in Section 4.04(a) or otherwise disclosed in writing to the Agent.

Section 4.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against the Note Parties (i) not covered by insurance (except for normal deductibles and customary policy exclusions) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Note Document or, except as set forth on Schedule 4.05, the Transactions.

Section 4.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Note Parties and each of their respective Properties and operations thereon are, and to the Issuer’s knowledge, since December 31, 2021, have been in compliance with all applicable Environmental Laws;

(b) the Note Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Note Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to the Issuer’s knowledge, threatened in writing against the Note Parties or any of their respective Properties;

(d) except as permitted under applicable laws, there has been no Release or, to the Issuer’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Note Parties’ Properties;

(e) no Note Party has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Note Parties’ Properties and, to the Issuer’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

(f) the Note Parties have provided to the Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Note Parties’ possession or control and relating to their respective Properties or operations thereon.

Section 4.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each Note Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default, Events of Default or Borrowing Base Deficiency has occurred and is continuing.

Section 4.08 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.09 Taxes. Each of the Note Parties has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which a Note Party has set aside on its books adequate reserves in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Note Parties and their Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Issuer, adequate. No Tax Lien has been filed (other than Liens for Taxes not yet due and payable, or Liens for Taxes being contested in good faith by appropriate proceedings) and, to the knowledge of the Issuer, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 4.10 ERISA. No Note Party sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the Closing Date sponsored, maintained or contributed to, any Plan or Multiemployer Plan. Except as could not reasonably be expected to constitute a Material Adverse Effect, no ERISA Event has occurred.

Section 4.11 Disclosure; No Material Misstatements.

(a) The Issuer has disclosed or made available to the Agent and the Holders all agreements, instruments and corporate or other restrictions to which it, or any of the other Note Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Note Parties to the Agent or any Holder or any of their Affiliates in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished (including, with respect to the Confidential Information)), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such financial information was prepared. To the knowledge of the Issuer, there are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Note Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Note Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.12 Insurance. The Issuer has, and has caused all of the other Note Parties to have, (a) insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all applicable material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Note Parties.

Section 4.13 Restriction on Liens. No Note Party is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either (i) restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Issuer or any Restricted Subsidiary, or (ii) restricts any Note Party from making loans or advances or transferring any Property to the Issuer or any Guarantor, or (iii) which requires the consent of or notice to other Persons in connection therewith; provided that the forgoing shall not apply to restrictions and conditions permitted under Section 4.17.

Section 4.14 Subsidiaries. Except as set forth on Schedule 4.14 or as disclosed in writing to the Agent (which shall promptly furnish a copy to the Holders), which shall be a supplement to Schedule 4.14, (a) the Issuer has no Subsidiaries, (b) each Subsidiary is a Restricted Subsidiary, (c) each Restricted Subsidiary is a Material Subsidiary and (d) each Restricted Subsidiary is a Wholly-Owned Subsidiary. The Issuer has no Foreign Subsidiaries.

Section 4.15 Jurisdiction of Organization. As of the Closing Date, the Issuer’s jurisdiction of organization is Delaware and the name of the Issuer as listed in the public records of its jurisdiction of organization is Sitio Royalties Operating Partnership, LP.

Section 4.16 Properties; Titles, Etc.

(a) Each of the Note Parties has good and defensible title to their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case other than Properties sold, transferred, leased or otherwise Disposed of in compliance with Section 7.11 from time to time, free and clear of all Liens except Liens permitted by Section 7.03. After giving full effect to the Excepted Liens, the Note Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Note Parties to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Note Parties’ net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Note Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Note Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Note Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the Properties of Note Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent industry standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(e) Each of the Note Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Note Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Note Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the oil and gas minerals business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 4.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties with respect to which the Note Parties own any executive rights (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of such Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment with respect to which the Note Parties own any executive rights and that are necessary to conduct normal operations are being or, in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Issuer is using its commercially reasonable efforts to cause such items to be, and to the Issuer’s knowledge such items are, maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 4.17 could not reasonably be expected to have a Material Adverse Effect).

Section 4.18 Gas Imbalances, Prepayments. To the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on Schedule 4.18 or on the most recent certificate delivered pursuant to Section 6.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Note Parties to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 4.19 Marketing of Production. To the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except for contracts listed and in effect on the Closing Date on Schedule 4.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Issuer represents that it or the other Note Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Note Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Section 4.20 Swap Agreements and Qualified ECP Guarantor. Schedule 4.20, as of the Closing Date, and after the Closing Date, each report required to be delivered by the Issuer pursuant to Section 6.01(e), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto other than the RBL Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Issuer is a Qualified ECP Guarantor.

Section 4.21 Use of Proceeds. The proceeds of the Notes shall be used for the purposes set forth in Section 2.04. The Issuer and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Note will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 4.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Note Parties, taken as a whole, exceed the aggregate Debt of the Note Parties on a consolidated basis, (b) each of the Note Parties has not incurred and does not intend to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash reasonably expected to be received by each of the Note Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), as such Debt becomes absolute and matures and (c) each of the Note Parties does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 4.23 International Operations. None of the Note Parties own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or the offshore state or federal waters of the United States of America.

Section 4.24 USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. The Issuer has implemented and maintains in effect policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to ensure compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, AML Laws and applicable Sanctions. The Note Parties, their Subsidiaries and their respective officers and employees, and to the knowledge of the Issuer, its directors and agents, are in compliance with the USA PATRIOT Act, Anti-Corruption Laws, AML Laws and applicable Sanctions in all material respects. None of (a) the Note Parties, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Issuer, any agent of the Note Parties, or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in violation of AML Laws, Anti-Corruption Laws, or applicable Sanctions. No Note, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. Neither the Note Parties nor any of their Subsidiaries or any Guarantor, or, to the knowledge of such Issuer, any other Affiliate, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 4.25 Affected Financial Institution. No Note Party is subject to the Write-Down and Conversion Powers of any Resolution Authority.

Section 4.26 Private Offering. Neither the Issuer nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders and not more than thirty (30) other Institutional Investors, each of which has been offered the Notes or such similar securities at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has (a) solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, or (b) taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

ARTICLE V

REPRESENTATIONS OF HOLDERS.

In order to induce Issuer to issue and sell the Notes to the Holders, each Holder hereby represents and warrants to Issuer, on the Closing Date and acknowledges as follows:

Section 5.01 Organization and Standing. Such Holder is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation.

Section 5.02 Authorization; Enforceability. Such Holder has the full power and authority to enter into this Agreement, and (assuming due execution by the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 5.03 Investment. Such Holder acquired each such Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note in any public offering or in any transaction that would be in violation of applicable securities laws of the United States or any other applicable jurisdiction or any state or province thereof, without prejudice, however, to such Holder’s right at all times to sell or otherwise dispose of all or any part of the Note under an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws (it being understood that Issuer has no obligation or intention to undertake any such registration), or an exemption from such registration requirements and in compliance with applicable securities laws. Such Holder has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Note by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 5.04 Accredited Investor. Such Holder, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Section 5.05 No Resale or Repurchase. No person has made to such Holder any written or oral representations (a) that any person will resell or repurchase the Notes (except in accordance with the Organizational Documents of Issuer), (b) that any person will refund the purchase price of the Notes, or (c) as to the future price or value of the Notes.

Section 5.06 Private Placement. Such Holder understands that the Notes are being offered for sale only on a “private placement” basis and that the sale and delivery of the Notes is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence, (a) such Holder is restricted from using most of the civil remedies available under applicable securities legislation, (b) such Holder may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and (c) Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation.

Section 5.07 Knowledge and Experience. Without limiting the force and effect of the representations and warranties of any party to a Note Document, such Holder (a) has such knowledge and experience, as to enable it to evaluate the merits and risks of entering into this Agreement and receiving the Notes, (b) is able to bear the economic risk of the transaction, (c) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and is completed in compliance with applicable securities laws, (d) has been independently advised as to restrictions with respect to trading in the Notes imposed by applicable securities laws, (e) confirms that no representation (written or oral) have been made to it (with respect to trading restrictions imposed by applicable securities laws) by or on behalf of Issuer or Agent with respect thereto, (f) has conducted its own investigation of the Issuer and the terms of the Note, (g) (i) confirms it has had access to information as it deemed necessary to make its decision to purchase the Notes, and (ii) has been offered the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with the decision to purchase the Notes and (h) acknowledges that it is aware of the characteristics of the Notes, and the risks relating to an investment therein.

Section 5.08 No Materials. Without limiting the representations and warranties set forth in the Note Documents, such Holder has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature describing or purporting to describe the business and affairs of Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.

Section 5.09 Transfer Restrictions . Such Holder acknowledges and agrees that none of the Notes has been registered under the Securities Act or the securities laws of any country or state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available. Such Holder also acknowledges and agrees that the Notes are subject to resale restrictions in the United States, may be subject to resale restrictions in jurisdictions other than the United States under applicable securities laws, and that any sale or transfer will be completed in compliance with applicable securities laws.

Section 5.10 Offers and Sales Only in Certain Circumstances. If such Holder decides to offer, sell, pledge or otherwise transfer any of the Notes, it will not offer, sell, pledge or otherwise transfer any of such Notes, directly or indirectly, unless: (a) the sale is made pursuant to registration of the Notes under the Securities Act; (b) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local securities laws and regulations; (c) the sale is made pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and, in either case, in accordance with any applicable state securities or “blue sky” laws; or (d) the Notes are sold in any other transaction that does not require registration under the Securities Act or any applicable state securities or “blue sky” laws.

Section 5.11 Subsequent Purchaser Notification. Such Holder will take reasonable steps to inform any person acquiring Notes from such Holder in the United States that the Notes (a) have not been and will not be registered under the Securities Act, (b) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act and (c) may not be offered, sold or otherwise transferred except (i) outside the United States in accordance with Regulation S and in compliance with applicable local securities laws and regulations or (ii) inside the United States in accordance with (A) Rule 144A to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A (“Qualified Institutional Buyer”) that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (B) pursuant to another available exemption from registration under the Securities Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Issuer covenants and agrees with Holders that on the Closing Date and thereafter, until Payment in Full:

Section 6.01 Financial Statements; Other Information. The Issuer will furnish to the Agent for delivery to each Holder:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2022, the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Issuer as of the end of and for such year, setting forth in each case, commencing with the Fiscal Year ending December 31, 2023, in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing or otherwise acceptable to the Lead Holder (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” or other qualification or exception that results solely from (i) the Maturity Date or the maturity date of any other Debt being scheduled to occur within one year from the time such opinion is delivered, (ii) any potential inability to satisfy any financial covenant in this Agreement or in any other documentation governing Debt permitted under Section 7.02 on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03). Notwithstanding the foregoing, the obligations set forth in this Section 6.01(a) may be satisfied with respect to the delivery of financial statements of the Issuer and its Consolidated Subsidiaries by furnishing to the Agent for delivery to each Holder: (A) the Parent’s audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case, commencing with the Fiscal Year ending December 31, 2023, in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing or otherwise acceptable to the Lead Holder (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” or other qualification or exception that results solely from (A) (i) the Maturity Date or the maturity date of any other Debt permitted under Section 7.02 being scheduled to occur within one year from the time such opinion is delivered, (ii) any potential inability to satisfy any financial covenant in this Agreement or in any other documentation governing Debt permitted under Section 7.02 on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03) and (B) concurrently with the financial information required by this clause (a), consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its consolidated subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Subsidiaries, on the other hand. For the purpose of determining EBITDA of the Parent and its Consolidated Restricted Subsidiaries pursuant to this Section 6.01(a), each reference to the Issuer and its Consolidated Restricted Subsidiaries or the Issuer and/or its Restricted Subsidiaries in the definition of EBITDA and in the definition of Consolidated Net Income shall be deemed to be a reference to the Parent and its Consolidated Subsidiaries or to the Parent and/or its subsidiaries, as the case may be.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2022, the consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Issuer as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case, commencing with the Fiscal Quarter ending September 30, 2023, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Issuer and the Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03), subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations set forth in this Section 6.01(b) may be satisfied with respect to the delivery of financial statements of the Issuer and its Consolidated Subsidiaries by furnishing to the Agent for delivery to each Holder: (A) the Parent’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case, commencing with the Fiscal Quarter ending September 30, 2023, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03), subject to normal year-end audit adjustments and the absence of footnotes, and (B) concurrently with the financial information required by this clause (b), consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its consolidated subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Subsidiaries, on the other hand. For the purpose of determining EBITDA of the Parent and its Consolidated Subsidiaries pursuant to this Section 6.01(b), each reference to the Issuer and its Consolidated Restricted Subsidiaries or the Issuer and/or its Restricted Subsidiaries in the definition of EBITDA and in the definition of Consolidated Net Income shall be deemed to be a reference to the Parent and its Consolidated Subsidiaries or the Parent and/or its subsidiaries, as the case may be.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), commencing with the delivery of financial statements for the Fiscal Quarter ending September 30, 2022, a certificate of a Financial Officer in substantially the form of Exhibit D hereto or otherwise reasonably acceptable to the Lead Holder (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.01, (iii) setting forth a reasonably detailed calculation of Discretionary Cash Flow for the Fiscal Quarter most recently ended, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to Section 6.01(a), (v) (A) specifying each Material Subsidiary and each Immaterial Subsidiary (together with, in the event of a change from the last information delivered, a reasonably detailed explanation of the reason each such Subsidiary constitutes a Material Subsidiary or an Immaterial Subsidiary, as the case may be) and (B) to the extent necessary pursuant to the definition of “Material Subsidiary”, designating sufficient additional Restricted Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary” and (vi) if, as of the last day of any fiscal period of the Issuer, any of the Consolidated Subsidiaries of the Issuer have been designated as Unrestricted Subsidiaries, consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries of the Consolidated Subsidiaries of the Issuer that are not Consolidated Restricted Subsidiaries, in such form as would be presentable to the auditors of the Issuer.

(d) Annual Cash Flow Forecast. Concurrently with any delivery of each Reserve Report pursuant to Section 6.12(a), (i) an annual cash flow forecast for the Note Parties for the then-current Fiscal Year (prepared in a form customarily used by the Issuer’s senior management) and (ii) if requested by the Agent (at the direction of the Requisite Holders), such other customary information related to such cash flow forecast as may be so reasonably requested by the Agent (at the direction of the Requisite Holders).

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 6.01(a) and Section 6.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 4.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 6.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 6.07, in form and substance reasonably satisfactory to the Requisite Holders, and, if requested by the Agent or any Holder, all copies of the applicable policies; provided that that if any such certificate of insurance coverage is acceptable to the RBL Administrative Agent for purposes of the RBL Credit Agreement, such certificate shall be deemed to be reasonably acceptable to the Requisite Holders unless the Requisite Holders shall object to such certificate by written notice to the Agent within five (5) Business Days after having received such certificate.

(g) Other Reports.

(i) Promptly upon receipt thereof by the Parent or the Note Parties (or the board of directors, sole managing member or other governing body of the Note Parties), a copy of each notice or other correspondence received by the Parent or the Note Parties (or the board of directors, sole managing member or other governing body of the Note Parties) from the SEC concerning any material investigation or other material inquiry by the SEC regarding financial or other operational results of the Note Parties.

(ii) Promptly upon receipt thereof by the Parent or the Note Parties (or the board of directors, sole managing member or other governing body of the Note Parties), a copy of each other report or letter submitted to any Note Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any Note Party and the response of such party to such letter or report.

(iii) With respect to any period for which the financial statements of Parent were delivered in lieu of the financial statements of the Issuer under Section 6.01(a) or Section 6.01(b), promptly upon receipt thereof by the Parent or the Note Parties (or the board of directors, sole managing member or other governing body of the Note Parties), a copy of each other report or letter submitted to the Parent by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent and the response of such party to such letter or report.

(iv) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or the Note Parties with the SEC, or with any national securities exchange, or distributed by Parent or the Note Parties to its shareholders generally, as the case may be.

(h) Notices Under Material Instruments.

(i) Non-RBL Document Information. Promptly after the furnishing thereof, copies of any financial statement, report or notice (other than with respect to routine administrative matters) furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing Material Debt, other than this Agreement and not otherwise required to be furnished to the Holders pursuant to any other provision of this Section 6.01.

(ii) RBL Loan Document Information. Substantially simultaneously with the furnishing or receipt thereof (provided that any material amendments or written modifications contemplated in clause (D) below shall be provided no less than three (3) Business Days (or such shorter period as may be consented to by the Lead Holder) before their execution), copies of (A) any notice of a redetermination or adjustment of the Borrowing Base pursuant to the RBL Credit Agreement, (B) any notice of a Borrowing Base Deficiency, any notice of default, any notice related to the exercise of remedies, or any other material notice, in each case pursuant to the RBL Loan Documents, (C) any notice of or election of an increase, decrease or termination in the Aggregate Elected Commitment Amount under the RBL Loan Documents and (D) any amendment or other written modification of the RBL Loan Documents, in each case not otherwise required to be furnished to Agent or the Holders pursuant to any other provisions of the Note Documents.

(i) Lists of Purchasers. To the extent the Note Parties take any material amount of Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 6.12, a list of all purchasers of Hydrocarbons with respect to which such in-kind deliveries are taken.

(j) Notice of Dispositions of Oil and Gas Properties and Liquidation of Swap Agreements. In the event any Note Party intends to Dispose of any Oil and Gas Properties (other than the leasing of their Oil and Gas Properties or the Disposition of Hydrocarbons in the ordinary course of business) or any Equity Interests in any Restricted Subsidiary that owns Oil and Gas Properties, in each case in accordance with Section 7.11(d) or Section 7.11(i), at least ten (10) Business Days’ (or such shorter time as the Lead Holder may agree in its sole discretion) prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other material details thereof (including title information, reserve engineering information and legal descriptions) reasonably requested by the Agent or any Holder. In the event that any Note Party receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which any Note Party is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, (and in the case of a voluntary Liquidation of any Swap Agreement, no less than three (3) Business Days’ (or such shorter time as the Lead Holder may agree in its sole discretion) prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by the Agent or any Holder.

(k) Notice of Casualty Events. Prompt written notice, and in any event within five (5) Business Days (or such longer time as the Lead Holder may agree in its sole discretion) of the Issuer becoming aware of the occurrence of any Casualty Event reducing (or constituting a Disposition of) the fair market value of the Property of the Note Parties by an amount in excess of the greater of (x) $7,500,000 or (y) five percent (5.0%) of the then-effective Borrowing Base or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event reducing (or constituting a Disposition of) the fair market value of the Property of the Note Parties by an amount in excess of the greater of (x) $7,500,000 or (y) five percent (5.0%) of the then-effective Borrowing Base.

(l) Information Regarding the Issuer and Guarantors. (i) Five (5) days’ prior written notice (or such shorter time as the Lead Holder may agree in its sole discretion) of any change (A) in the Issuer’s or any Guarantor’s corporate name or (B) in the Issuer’s or any Guarantor’s jurisdiction of organization, and (ii) prompt written notice of any change in the Issuer’s or any Guarantor’s federal taxpayer identification number.

(m) Production Report and Revenue Statements. Concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a report setting forth the volume of production and sales attributable to production (and the prices at which such sales were made, the revenues derived from such sales, and the fees, expenses severance taxes and other deductions associated with such sales) with respect to the Oil and Gas Properties of the Note Parties for each calendar month during the then current Fiscal Year to date through and including the last day of the Fiscal Quarter for which financial statements are being delivered, in each case in the form received from third parties or otherwise in the form ordinarily used by management of the Issuer. Without limiting the Issuer’s obligation to deliver the report required by this Section 6.01(m), it is understood and agreed that such report is derived in part from information received from third party operators of the Note Parties’ Oil and Gas Properties, and as a result thereof, such report may be incomplete with respect to particular Oil and Gas Properties.

(n) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as the Lead Holder may agree in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation or formation, bylaws, certificate or articles of organization, regulations or limited liability company agreement, any preferred stock designation or any other Organizational Document of the Issuer or any Restricted Subsidiary.

(o) Discretionary Cash Flow Utilizations. In the event the Issuer or any Restricted Subsidiary intends to effect a Discretionary Cash Flow Utilization, at least two (2) Business Days’ (or such later date as the Lead Holder may agree in its sole discretion) prior written notice of such intended Discretionary Cash Flow Utilization, including the details thereof and a certificate of a Financial Officer in substantially the form of Exhibit H hereto (each, a “Discretionary Cash Flow Utilization Certificate”) setting forth reasonably detailed calculations of Available Discretionary Cash Flow at such time (both before and after giving effect to such Discretionary Cash Flow Utilization); provided that (i) the Issuer shall not be required to deliver a Discretionary Cash Flow Certificate pursuant to this Section 6.01(o) for a particular Discretionary Cash Flow Utilization to the extent the calculation of Discretionary Cash Flow and the other information required to be included in a Discretionary Cash Flow Utilization Certificate are set forth in any public filing or press release of the Issuer made available at least one (1) Business Day prior to the applicable Discretionary Cash Flow Utilization and written notice thereof is given to the Agent no later than three (3) Business Days (or such longer period as may be consented to by the Lead Holder) after such Discretionary Cash Flow Utilization (who shall inform the Holders thereof) and (ii) until such time as the Issuer delivers financial statements pursuant to Section 6.01(b) for the Fiscal Quarter ending September 30, 2022, the Issuer shall be permitted to effect a Discretionary Cash Flow Utilization and shall deliver a Discretionary Cash Flow Utilization Certificate setting forth reasonably detailed calculations of Available Discretionary Cash Flow (both before and after giving effect to such Discretionary Cash Flow Utilization), which for such period shall utilize EBITDA as reported in the Initial Financial Statements.

(p) Debt Cap. No later than three (3) Business Days (or such shorter period as may be consented to by the Lead Holder) prior to the consummation of a Specified Elected Commitment Amount Increase, a certificate of a Responsible Officer of the Issuer setting forth the Issuer’s reasonably detailed and certified calculations of the Debt Cap (with Total PDP PV-10 Value calculated in accordance with Section 1.05) demonstrating that the sum of (i) the Aggregate Elected Commitment immediately following the Specified Elected Commitment Amount Increase and (ii) the aggregate Exposure of all Holders at such time does not exceed the Debt Cap.

(q) Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Issuer or any Subsidiary (including any Plan sponsored by the Issuer or a Subsidiary and any reports or other information required to be filed with respect thereto under the Internal Revenue Code or under ERISA), or compliance with the terms of this Agreement or any other Note Document, as the Agent or any Holder may reasonably request; or (ii) information and documentation reasonably requested by the Agent or any Holder for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, other applicable anti-money laundering laws or the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) may be delivered electronically and if so delivered shall be deemed delivered by the Issuer on the date on which such documents are posted on the Issuer’s behalf on an Approved Electronic Platform. Notwithstanding the foregoing, any delivery of reports or other information required by Section 6.01(a) or 6.01(b) shall be deemed to have been delivered on the date on which any such reports or other information have (x) been posted by or on behalf of Parent on the Internet website of the SEC (http://www.sec.gov) or to EDGAR (or such other publicly accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) or (y) been posted on Parent’s or the Issuer’s Internet website as previously identified to the Agent and the Holders. The Agent shall have no obligation to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Issuer with any such request by a Holder for delivery or to monitor the Approved Electronic Platform in any respect, and each Holder shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. Each document (x) that the Issuer is required to provide the Agent hereunder shall be provided in electronic form directly from the Issuer to the Agent and (y) that has been furnished to the Agent by the Issuer and that the Agent is required to deliver to each Holder shall be (i) posted by the Agent on the Approved Electronic Platform and (ii) deemed delivered by the Agent to each Holder on the date the Agent provides written notice to the Holders that such document(s) have been posted on the Approved Electronic Platform. Without the written consent of the compliance personnel of any Holder indicated in Schedule 11.17, no document provided by the Issuer to the Agent shall be delivered by the Agent to such Holder other than as described in the immediately preceding sentence.

Section 6.02 Notices of Material Events. The Issuer will furnish to the Agent and each Holder prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Issuer or any other Note Party not previously disclosed in writing to the Holders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Holders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer setting forth the material details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03 Existence; Conduct of Business. The Issuer will, and will cause each other Note Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.10.

Section 6.04 Payment of Obligations. The Issuer will, and will cause each of the other Note Parties to, pay its obligations, including Tax liabilities of the Note Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Note Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Performance of Obligations under Note Documents. The Issuer will pay the Notes and the other Obligations hereunder according to the terms hereof, and the Issuer will, and will cause each other Note Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Note Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 6.06 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Issuer, at its own expense, will, and will cause each other Note Party to:

(a) to the extent any Note Party owns any executive rights with respect thereto, operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) to the extent any Note Party owns any executive rights with respect thereto, preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of such material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c) to the extent any Note Party owns any executive rights with respect thereto, promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to such Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder; and

(d) to the extent any Note Party owns any executive rights with respect thereto, promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in such Oil and Gas Properties and other material Properties.

(e) With respect to the Oil and Gas Properties referred to in this Section 6.06 that are operated by any Person other than any Note Party, to the extent any Note Party owns any executive rights with respect thereto, such Note Party shall use commercially reasonable efforts to cause the operator of such Oil and Gas Properties to comply with this Section 6.06 with respect to the Oil and Gas Properties operated by it.

Section 6.07 Insurance. The Issuer will, and will cause each other Note Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses. To the extent that the insurer will agree to do so, such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Agent (subject to a shorter period of time for cancellation due to non-payment of premium).

Section 6.08 Books and Records; Inspection Rights. The Issuer will, and will cause each other Note Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Issuer will, and will cause each other Note Party to, permit any representatives designated by the Agent or any Holder, upon reasonable prior written notice, to visit and inspect its Properties (provided that any such representative shall agree to comply with Issuer’s safety rules), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, the Issuer shall not be required to reimburse the Agent and the Holders for more than one inspection during any Fiscal Year, in the aggregate.

Section 6.09 Compliance with Laws. The Issuer will, and will cause each other Note Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to Anti-Corruption Laws, applicable AML Laws and applicable Sanctions) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Issuer will maintain in effect and enforce policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to ensure compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.

Section 6.10 Environmental Matters.

(a) The Issuer shall, without cost or expense to the Agent or the Holders: (i) comply, and shall cause its Properties and operations and each other Note Party and each other Note Party’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any Note Party’s Properties or any other property offsite the Property to the extent caused by any Note Party’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; and (iii) timely obtain or file, and shall cause each other Note Party to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of any Note Party’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect.

(b) The Issuer will promptly, but in no event later than (5) Business Days (or such later date as may be consented to by the Lead Holder) after the occurrence thereof, notify the Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Note Party or their respective Properties of which the Issuer has knowledge in connection with any Environmental Laws if the Issuer could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the greater of (x) $7,500,000 or (y) five percent (5.0%) of the then-effective Borrowing Base, not fully covered by insurance, subject to normal deductibles.

Section 6.11 Further Assurances. The Issuer at its sole expense will, and will cause each other Note Party to, promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent or the Requisite Holders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Note Party, as the case may be, in the Note Documents, including the Notes, or to correct any omissions in this Agreement, or to state more fully the obligations secured therein, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Lead Holder, in connection therewith.

Section 6.12 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing September 1, 2022, the Issuer shall furnish to the Agent and the Holders a Reserve Report evaluating the proved Oil and Gas Properties of the Note Parties as of the immediately preceding January 1st and July 1st, respectively. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Issuer who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) In addition to Reserve Reports delivered pursuant to the foregoing clause (a), the Issuer shall furnish to the Agent and the Holders any Reserve Report furnished to the RBL Administrative Agent (including, but not limited to, Reserve Reports delivered in connection with any Interim Redetermination) substantially simultaneously with the delivery of such Reserve Report to the RBL Administrative Agent, together with any reserve database or other supporting materials used in preparing such Reserve Report that were delivered to the RBL Administrative Agent or any RBL Lender (including any Engineering Reports (as defined in the RBL Credit Agreement)) (it being understood that such reserve database shall give effect to the items necessary to be taken into account in accordance with Section 1.05, including any Specified Reserve Updates).

(c) With the delivery of each Reserve Report, the Issuer shall provide to the Agent and the Holders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, it being understood and agreed that projections concerning volumes attributable to the Oil and Gas Properties of the Note Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Note Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) except as set forth on an exhibit to the certificate, the Note Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 7.03, (iii) except as set forth on an exhibit to the certificate, to the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (iv) to the extent Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Issuer could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the Closing Date; and (v) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties (as defined in the RBL Credit Agreement) and demonstrating that the total value of such Mortgaged Properties as a percentage of the total value of the total proved Oil and Gas Properties evaluated in such Reserve Report is in compliance with Section 8.14(a) of the RBL Credit Agreement.

Section 6.13 Additional Guarantors.

(a) If (a)(i) the Issuer or any Restricted Subsidiary creates or acquires any Material Subsidiary or (ii) any Restricted Subsidiary becomes a Material Subsidiary (whether pursuant to the definition of Material Subsidiary or otherwise), then the Issuer shall cause, or shall cause its Restricted Subsidiaries to, promptly, but in any event no later than ten (10) days after the date of creation or acquisition thereof or the date such Restricted Subsidiary becomes a Material Subsidiary, as the case may be (or such later date as the Lead Holder may agree in its sole discretion) or (b) on any date any RBL Loan Documents (including joinders thereto) are entered into to add additional guarantors thereunder, then the Issuer shall cause, or cause its Restricted Subsidiaries to substantially simultaneously with the delivery of such RBL Loan Documents:

(i) cause such new Material Subsidiary or such additional guarantor under the RBL Loan Documents to become a Guarantor by executing and delivering a joinder to this Agreement as a Guarantor and such other documents as may be reasonably requested by and in form and substance reasonably satisfactory to the Lead Holder; and

(ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent (at the direction of the Requisite Holders).

Section 6.14 ERISA Event. The Issuer will promptly furnish and will cause the other Note Parties to promptly notify the Agent upon becoming aware of the occurrence of any ERISA Event that could reasonably be expected to result in material liability to any Note Party. Such notice shall specify the nature of the ERISA Event, what action such Note Party or the ERISA Affiliate is taking or proposes to take with respect thereto.

Section 6.15 Marketing Activities. To the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, the Issuer will not, and will not permit any of the other Note Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Note Parties that any Note Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 6.16 Unrestricted Subsidiaries. The Issuer:

(a) will cause the management, business and affairs of each of the Issuer and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Issuer and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Issuer and any Restricted Subsidiary;

(b) will not permit any of its Restricted Subsidiaries to, incur, assume or suffer to exist any guarantee by the Issuer or such Restricted Subsidiary of, or be or become liable for any Debt of any Unrestricted Subsidiary; and

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Issuer or any Restricted Subsidiary.

Section 6.17 Swap Agreements.

(a) At any time the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is greater than or equal to 1.75 to 1.00, the Issuer shall, within thirty (30) days after the delivery of the Compliance Certificate for the last Fiscal Quarter in such Rolling Period, enter into and thereafter maintain at all times one or more Swap Agreements, with an Approved Counterparty in respect of commodities and in the form of fixed price swaps or two-way collars, the notional volumes of which are at least for each month during the subsequent twelve (12) calendar month period immediately following the date of determination, twenty-five (25%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and natural gas, calculated separately; provided that, for purposes of this Section 6.17(a), with respect to Swap Agreements entered into on or after the Closing Date, at least fifty percent (50%) of the hedged notional volumes shall be attributable to Swap Agreements in the form of fixed price swaps (and not two-way collars); and

(b) the Issuer shall at all times maintain (and not Liquidate) the Closing Date Swap Agreements.

ARTICLE VII

NEGATIVE COVENANTS

The Issuer covenants and agrees with the Holders that, on the Closing Date and thereafter, until Payment in Full:

Section 7.01 Consolidated Total Leverage Ratio.

(a) Issuer will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on December 31, 2022), permit its Consolidated Total Leverage Ratio for the Rolling Period then ending to be greater than 3.50 to 1.00.

(b) In the event the Issuer fails to comply with the requirements of Section 7.01(a) as of the last day of any Fiscal Quarter of the Issuer, then during the period from and including the first day after the last day of such Fiscal Quarter through and including the tenth (10th) Business Day after the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 6.01(c) (such period, the “Cure Period”), the Issuer shall be permitted to cure such failure to comply by requesting that the Consolidated Total Leverage Ratio be recalculated by increasing for such Fiscal Quarter by an amount up to the cash proceeds received by the Issuer from a Specified Equity Contribution during the Cure Period (such amount, a “Cure Amount”); provided that (i) the Issuer delivers written notice to the Agent on or prior to the date of a timely delivered certificate required by Section 6.01(c) that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required by clause (ii) of such Section 6.01(c); (ii) the amount of the Cure Amount added to EBITDA shall not be greater than the amount required to cause the Issuer to be in compliance with Section 7.01(a); (iii) any such increase pursuant to this Section 7.01(b) to EBITDA for any Fiscal Quarter shall be applied solely for the purpose of determining compliance or non-compliance with Section 7.01(a) as of the last day of any Reference Period that includes such Fiscal Quarter and not for any other purpose under any Note Document (including any determination of pro forma compliance with the Consolidated Total Leverage Ratio for the purposes of making any Restricted Payment or any other purpose); (iv) (A) there shall be no more than two (2) Fiscal Quarters during any period of four (4) consecutive Fiscal Quarters for which the Issuer cures any Consolidated Total Leverage Ratio default by an equity cure and (B) there shall be no more than five (5) Fiscal Quarters prior to the Maturity Date for which the Issuer cures any default of Section 7.01(a) by an equity cure; (v) such increase in EBITDA shall be taken into account in calculating the Consolidated Total Leverage Ratio for any Reference Period that includes the last Fiscal Quarter of the four (4) quarter period with respect to which such cure right was exercised; (vi) Total Net Debt as of the last day of any Fiscal Quarter for which the foregoing cure right is exercised shall not be deemed reduced by the amount of any Specified Equity Contribution made with respect to such Fiscal Quarter (even if the proceeds of such Specified Equity Contribution are actually used to repay Debt); and (vii) for any period during which EBITDA is calculated on an annualized basis in accordance with the definition thereof, any Cure Amount shall be taken into account after multiplying EBITDA by the applicable annualization factor for such Fiscal Quarter (i.e. the Cure Amount shall not be annualized). If after giving effect to the foregoing recalculation, the Issuer would then be in compliance with Section 7.01(a), the Issuer shall be deemed to have satisfied the requirements of Section 7.01(a) as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Note Documents. Neither the Agent nor any Holder shall exercise the right to accelerate the Notes and none of Agent or any Holder shall exercise any other remedy pursuant to Section 8.01, the other Note Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Section 7.01(a) (except to the extent that the Issuer has confirmed in writing that it does not intend to provide a Specified Equity Contribution); provided that no Holder shall be required to make purchase any Notes hereunder during the Cure Period unless the Issuer shall have received the Cure Amount.

Section 7.02 Debt. The Issuer will not, and will not permit any other Note Party to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Note Documents or any guarantee of or suretyship arrangement for the Notes or other Obligations arising under the Note Documents;

(b) Debt incurred under the RBL Loan Documents and Swap Agreements otherwise permitted hereunder; provided that (i) all such Debt under the RBL Loan Documents shall be incurred under a single conforming commercial banking revolving borrowing base facility for oil and gas secured loan transactions with no differentiation among the RBL Lenders and all such Debt is pari passu in right of payment, pricing, maturity, security and liquidation thereof, (ii) the Borrowing Base is a Conforming Borrowing Base and the Debt incurred under the RBL Loan Documents is incurred subject to the terms of a Conforming Borrowing Base, (iii) the Person acting as administrative agent under the RBL Loan Documents is a commercial bank, has experience acting as administrative agent for commercial banking secured revolving oil and gas borrowing base credit facilities, has the capacity to evaluate, propose and administer the Borrowing Base under the RBL Credit Agreement and is not an Affiliate of the Issuer (any such Person then acting as such administrative agent, the “RBL Administrative Agent”) and (iv) at no time shall there be any guarantor in respect of the RBL Loan Obligations that is not also a Guarantor in respect of the Obligations;

(c) Debt under Capital Leases not to exceed the greater of (i) prior to the Brigham Merger Closing Date, (x) $5,000,000 and (y) two and one half percent (2.5%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $10,000,000 and (y) two and one half percent (2.5%) of the then-effective Borrowing Base;

(d) Debt associated with worker’s compensation claims, bonds, or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties and not in connection with money borrowed;

(e) intercompany Debt between the Issuer and any Guarantor or between Guarantors to the extent permitted by Section 7.05(c); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Issuer or one of the Guarantors, and, provided, further, that any such Debt owned by either the Issuer or a Guarantor shall be subordinated to the Obligations on customary terms reasonably acceptable to the Lead Holder;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) other unsecured Debt not to exceed (i) prior to the Brigham Merger Closing Date, $10,000,000 and (ii) on and after the Brigham Merger Closing Date, $15,000,000, at any one time outstanding;

(h) Debt of any Note Party consisting of obligations to pay insurance premiums; and

(i) Debt in an aggregate amount not to exceed (i) prior to the Brigham Merger Closing Date, $1,000,000 and (ii) on and after the Brigham Merger Closing Date, $2,000,000, representing deferred compensation (whether such deferred compensation is to be cash or stock-based compensation) of employees or directors of the Issuer or its Affiliates incurred in the ordinary course of business or Debt to current or former directors and employees of the Issuer or its Affiliates, their respective estates, spouses or former spouses, to finance the purchase or redemption of Equity Interests permitted by Section 7.04.

Section 7.03 Liens. The Issuer will not, and will not permit any other Note Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the RBL Loans and other Obligations (as defined in the RBL Loan Documents);

(b) Excepted Liens;

(c) Liens securing purchase money Debt or Capital Leases permitted by Section 7.02(c) but only on the Property that is the subject of any such Debt or lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing;

(d) Liens encumbering insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;

(e) (i) Liens on cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement and (ii) Liens on or with respect to utility and similar deposits in the ordinary course of business; and

(f) Liens not otherwise permitted by the foregoing clauses of this Section 7.03; provided that the aggregate principal or face amount of all Debt secured under this Section 7.03(f) shall not exceed (i) prior to the Brigham Merger Closing Date, $10,000,000 and (ii) on and after the Brigham Merger Closing Date, $15,000,000, at any one time outstanding.

Section 7.04 Dividends and Distributions. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders, or make any distribution of its Property to its Equity Interest holders, except that:

(a) the Issuer may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b) the Restricted Subsidiaries may declare and pay dividends and make distributions with respect to their Equity Interests to the Issuer or any Guarantor;

(c) the Issuer may (i) if no Event of Default under Sections 8.01(a), 8.01(b), 8.01(h) or 8.01(i) exists immediately before and after giving effect to such Restricted Payment, declare and pay Permitted Tax Distributions and (ii) make distributions to any direct or indirect parent (including, as applicable, the Parent) to pay Public Company Compliance costs, operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, and similar expenses payable to third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of the Parent, in each case to the extent such expenses and costs are directly attributable to the ownership or operations of the Parent, the Issuer and its Subsidiaries;

(d) the Issuer may make cash distributions to the holders of its Equity Interests so long as:

(i) the Issuer shall have provided the notice and certificate required by Section 6.01(o);

(ii) such distribution is paid within sixty (60) days after the date of declaration thereof;

(iii) as of the date of such declaration, if such distribution has been paid as of such date of declaration, both immediately before, and immediately after giving pro forma effect to, any such distribution, (A) no Event of Default would have occurred and be continuing and (B) Liquidity would be equal to or greater than ten percent (10%) of the RBL Loan Limit then in effect;

(iv) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is less than or equal to 3.00 to 1.00 (on a pro forma basis as the Consolidated Total Leverage Ratio is recomputed on the date of such declaration using (A) Total Net Debt outstanding on such date and (B) EBITDA for such Rolling Period);

(v) the amount of such distribution shall not exceed:

(A) if the Consolidated Total Leverage Ratio calculated in the accordance with clause (iv) above, as of the last day of the most recently ended Rolling Period, is less than 3.00 to 1.00 but greater than or equal to 1.00 to 1.00, an amount equal to (x) sixty-five percent (65.0%) of Discretionary Cash Flow for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(b) less (y) the aggregate amount of all other distributions made pursuant to this Section 7.04(d) during the then-current Discretionary Cash Flow Utilization Period; and

(B) if the Consolidated Total Leverage Ratio calculated in accordance with clause (iv) above, as of the last day of the most recently ended Rolling Period, is less than 1.00 to 1.00, an amount equal to (x) one hundred percent (100%) of Discretionary Cash Flow for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(b) less (y) the aggregate amount of all other distributions made pursuant to this Section 7.04(d) during the then-current Discretionary Cash Flow Utilization Period;

(e) redemptions in whole or in part of any of its Equity Interests (A) for another class of its Equity Interests or the Equity Interests of its direct or indirect parent entity or (B) with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Holders in all material respects to their interests as those contained in the Equity Interests redeemed thereby;

(f) Restricted Payments to repurchase Equity Interests from directors or employees of the Issuer or its Affiliates (or from the estate, family members, spouse or former spouse of directors or employees of the Issuer or its Affiliates) so long as the aggregate amount of repurchases and settlements under this Section 7.04(f) shall not exceed $10,000,000 per Fiscal Year; and

(g) cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend, option, split, warrant or combination thereof, or any transaction permitted hereunder.

Section 7.05 Investments, Loans and Advances. The Issuer will not, and will not permit any other Note Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) accounts receivable arising in the ordinary course of business;

(b) Cash Equivalents;

(c) Investments (i) made by the Issuer in or to any Person that, prior to or substantially concurrently with the consummation of such Investment, is a Guarantor, or (ii) made by any Restricted Subsidiary in or to the Issuer or any other Person that, prior to or substantially concurrently with the consummation of such Investment, is a Guarantor;

(d) subject to the limits in Section 7.06, Investments in, including by means of Permitted Equity Acquisitions, direct (or indirect through another Note Party) ownership interests in Oil and Gas Properties and gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production or oil and gas minerals business located within the geographic boundaries of the United States of America or the offshore state or federal waters of the United States of America;

(e) loans or advances to employees, officers, or directors of the Issuer or any of its Affiliates in the ordinary course of business of the Issuer, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $5,000,000 in the aggregate at any time;

(f) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.05 owing to the Issuer or any other Note Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Issuer or any other Note Party; provided that the Issuer shall give the Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 7.05(f) exceeds (i) prior to the Brigham Merger Closing Date, $1,000,000 and (ii) on and after the Brigham Merger Closing Date, $2,000,000;

(g) other Investments not to exceed the greater of (i) prior to the Brigham Merger Closing Date, (x) $10,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $18,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base in the aggregate at any time;

(h) Investments pursuant to Swap Agreements otherwise permitted under this Agreement;

(i) loans and advances to any direct or indirect parent in lieu of, and not in excess of, the amount of, Restricted Payments permitted to be made to such Person under Section 7.04(c);

(j) to the extent constituting Investments, (i) cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement and (ii) utility and similar deposits in the ordinary course of business;

(k) additional Investments funded entirely by (x) cash capital contributions received by the Issuer from holders of its Equity Interests or (y) cash proceeds of any issuance of Equity Interests by the Issuer, in each case within sixty (60) days prior to the making of any such Investment (excluding any Specified Equity Contributions); provided that (i) no Event of Default exists immediately before or after giving effect to any such Investment, (ii) after making any such Investment, Liquidity is greater than ten percent (10%) of the RBL Loan Limit then in effect and (iii) prior to making such Investment, the Issuer delivers a certificate of a Responsible Officer to the Agent certifying as to the foregoing matters in clauses (i) and (ii) of this proviso and attaching reasonably detailed evidence of the applicable capital contributions related to such Investment;

(l) additional Investments, including by means of Permitted Equity Acquisitions, so long as (i) both immediately before, and immediately after giving pro form effect to, any such Investment, (A) no Event of Default would have occurred and be continuing and (B) Liquidity is greater than ten percent (10%) of the RBL Loan Limit then in effect, (ii) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is less than or equal to 3.00 to 1.00 (on a pro forma basis as the Consolidated Total Leverage Ratio is recomputed on the date of such Investment using (A) Total Net Debt outstanding on such date and (B) EBITDA for such Rolling Period) and (iii) the amount of such Investment(s) shall not exceed (x) the Cumulative Retained Discretionary Cash Flow Amount at the time of such Investment(s) less (y) the aggregate amount of all other Investments made pursuant to this Section 7.05(l) during the then-current Cumulative Retained Discretionary Cash Flow Utilization Period; provided that Investments in, including by means of Permitted Equity Acquisitions of, any Unrestricted Subsidiary or any Person that is not a Subsidiary made pursuant to this Section 7.05(l) shall be permitted solely to the extent such Investments are made in cash or with Equity Interests of (x) before the Brigham Merger Closing Date, the Parent and/or the Issuer and (y) on or after the Brigham Merger Closing Date, TopCo and/or the Issuer; and

(m) the acquisition by the Issuer of Brigham Minerals Holdings, LLC and its Subsidiaries in accordance with the terms of the Brigham Merger Agreement.

Section 7.06 Nature of Business; Wholly-Owned Subsidiaries; No International Operations. The Issuer will not, and will not permit any other Note Party to, (a) allow any material change to be made in the character of its business as an oil and gas minerals company (it being understood that any change in any Note Party’s business that results in the portion of the total revenue of the Note Parties directly attributable to the Note Parties’ ownership of mineral interests, royalty interests and similar holdings to be less than ninety percent (90%) of the total revenue of the Issuer and the other Note Parties for the prior four (4) consecutive Fiscal Quarters shall be deemed to constitute a material change in the character of its business) or (b) allow any Guarantor to cease to be a Wholly-Owned Subsidiary of the Issuer other than as a result of a sale of all of the Equity Interests of such Guarantor or a merger of such Guarantor permitted under Sections 7.10 or 7.11. From and after the Closing Date, the Issuer will not, and will not permit any other Note Party to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America or the offshore state or federal waters of the United States of America or (b) form or acquire any Foreign Subsidiaries. Each of the Issuer, the Parent and the GP shall at all times remain organized under the laws of the United States of America or any State, territory or possession thereof or the District of Columbia.

Section 7.07 Proceeds of Notes; OFAC. Neither the Issuer nor any Person acting on behalf of the Issuer has taken or will take any action which might cause any of the Note Documents to violate Regulations T, U or X of the Board, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Issuer will furnish to the Agent and each Holder a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in

Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Issuer will not request any Borrowing or Letter of Credit, and the Issuer shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions by any Person.

Section 7.08 ERISA Compliance. The Issuer will not, and will not permit any other Note Party to, at any time, contribute to any Plan or Multiemployer Plan if it could reasonably be expected to result in a Material Adverse Effect or would result in a Lien under ERISA or Code Section 430.

Section 7.09 Sale or Discount of Receivables. Except for receivables obtained by the Issuer or any other Note Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Issuer will not, and will not permit any other Note Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 7.10 Mergers, Etc. The Issuer will not, and will not permit any other Note Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Event of Default has occurred and is then continuing, (a) any Subsidiary may participate in a consolidation with the Issuer (provided that the Issuer shall be the survivor) or any other Guarantor (provided that a Guarantor shall be the survivor, or if a Guarantor is not the survivor, such Person shall become a Guarantor substantially concurrently with the consummation of such consolidation) and (b) any Person may merge into the Issuer or any Guarantor in connection with a Permitted Equity Acquisition or any other Investment permitted hereunder; provided that (i) if such merger involves the Issuer, the Issuer shall be the continuing or surviving Person and (ii) if such merger involves a Guarantor, a Guarantor shall be the continuing or surviving Person. Notwithstanding anything to contrary contained herein, the restrictions contained in this Section 7.10 shall not apply to the merger of a newly formed wholly-owned Subsidiary of the Issuer with Brigham Minerals Holdings, LLC, with Brigham Minerals Holdings, LLC surviving such merger as a wholly-owned Subsidiary of the Issuer, in accordance with the terms of the Brigham Merger Agreement.

Section 7.11 Sale of Properties. The Issuer will not, and will not permit any other Note Party to, Dispose of any Property (including the Liquidation of any Swap Agreement) except for:

(a) the sale of Hydrocarbons and the lease of Oil and Gas Properties, in each case in the ordinary course of business;

(b) farmouts in the ordinary course of business of Oil and Gas Properties consisting solely of undeveloped acreage or undrilled depths to which no proved reserves are attributed in the most recently delivered Reserve Report and assignments in connection with such farmouts or the abandonment, farmout, trade, exchange, lease, sublease or other Disposition in the ordinary course of business of Oil and Gas Properties not containing proved reserves and which are not included in the most recently delivered Reserve Report;

(c) the Disposition of equipment that is no longer necessary for the business of the Issuer or any such Note Party or is replaced by equipment of at least comparable value and use;

(d) (i) the Disposition, other than as provided in Section 7.11(a) or Section 7.11(c), of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties or (ii) the Liquidation of any Swap Agreement other than any Required Swap Agreement; provided that (i) seventy-five percent (75%) of the consideration received in respect of such Disposition or Liquidation shall be cash and Cash Equivalents, or solely with respect to Liquidations, other Swap Agreements permitted by Section 7.17; provided that, with respect to any Disposition, notwithstanding the foregoing requirement of this clause (i) (but, for the avoidance of doubt, subject to the other terms and conditions of this Section 7.11(d)), the Issuer and/or its Restricted Subsidiaries may exchange Hydrocarbon Interests for other Hydrocarbon Interests with the same or better reserve classification, reserve characteristics, reserve lives and decline profiles so long as (A) the aggregate Borrowing Base value, as determined by the RBL Administrative Agent, of all proved Oil and Gas Properties of the Issuer and the Restricted Subsidiaries exchanged for such other proved Oil and Gas Properties during any period between two successive Scheduled Redeterminations (as defined in the RBL Credit Agreement) does not exceed two percent (2%) of the Borrowing Base then in effect, (B) to the extent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Issuer shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency pursuant to Section 3.04(c)(iii) of the RBL Credit Agreement; (ii) the consideration received in respect of such Disposition or Liquidation shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary or Swap Agreement, as applicable, subject of such Disposition or Liquidation as reasonably determined by a Responsible Officer of the Issuer; (iii) the Borrowing Base shall be reduced, effective immediately upon such Disposition or Liquidation, by an amount and to the extent required by Section 2.07(e) of the RBL Credit Agreement; and (D) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary;

(e) Transfers of Properties from (i) the Issuer and/or its Restricted Subsidiaries to the Issuer and/or any Guarantor; provided that after giving effect thereto, the Note Parties are in compliance with Section 6.13 without giving effect to any grace periods or times for compliance set forth in such section and (ii) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(f) Casualty Events;

(g) Dispositions of the non-cash portion of consideration (other than any Oil and Gas Properties) received for any Disposition permitted by this Section 7.11; provided that the consideration received in respect of such Disposition shall be cash or Cash Equivalents and for fair market value;

(h) Restricted Payments permitted by Section 7.04 and Investments permitted by Section 7.05; and

(i) Sales, transfers, leases and Dispositions of Properties (other than (i) Dispositions of any Oil and Gas Properties or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties or (ii) Liquidations of Swap Agreements) having an aggregate fair market value not to exceed the greater of (i) prior to the Brigham Merger Closing Date, (x) $10,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $18,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base during any 12-month period.

The Issuer will not, and will not permit any Restricted Subsidiary, to sell, grant, issue or otherwise enter into any Production Payment and Reserve Sales, volumetric production payments, drillcos and other similar synthetic financings, or otherwise Dispose of Hydrocarbons in place that would require the Issuer or its Restricted Subsidiaries to deliver Hydrocarbons at some future time without then or thereafter receiving full prepayment therefor, which collectively provides consideration or is in an aggregate amount that exceeds (i) prior to the Brigham Merger Closing Date, $1,000,000 and (ii) on and after the Brigham Merger Closing Date, $2,000,000.

Section 7.12 Environmental Matters. The Issuer will not, and will not permit any other Note Party to, cause or knowingly permit any of its Property to be in violation of, or do anything or knowingly permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials where such violations, Release or threatened Release could reasonably be expected to have a Material Adverse Effect.

Section 7.13 Transactions with Affiliates. Except for (a) payment of Restricted Payments expressly permitted by Section 7.04 and (b) Investments expressly permitted by Sections 7.05(e) or (h), the Issuer will not, and will not permit any other Note Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between the Issuer and any Guarantor and transactions between Guarantors) unless such transaction is otherwise permitted under this Agreement and is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. Notwithstanding anything to the contrary contained herein, the restrictions set forth in this Section 7.13 shall not apply with to (x) the acquisition permitted under Section 7.05(m) and (y) the merger permitted by the final sentence of Section 7.10.

Section 7.14 Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Issuer gives written notice to the Agent of such creation or acquisition and complies with Section 6.13(a). The Issuer shall not, and shall not permit any Restricted Subsidiary to Dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 7.10, Section 7.11(d) or Section 7.11(e). Neither the Issuer nor any Restricted Subsidiary shall have any Foreign Subsidiaries and there shall be no Restricted Subsidiaries that are not Wholly-Owned Subsidiaries.

Section 7.15 Negative Pledge Agreements; Dividend Restrictions. The Issuer will not, and will not permit any other Note Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith): (a) any Note Party from paying dividends or making distributions in respect of its Equity Interests to the Issuer or any Guarantor, (b) paying any Debt owed to the Issuer or any other Note Party, (c) making loans or advances to, or other Investments in, the Issuer or any other Note Party, or (d) transferring any of its Property to the Issuer or any other Note Party; provided that the foregoing shall not apply to restrictions and conditions under (A) this Agreement or the RBL Loan Documents, (B) agreements or arrangements evidencing or related to secured Debt permitted by Section 7.02 and Section 7.03, in each case only to the extent such restriction applies only to the Property securing such Debt, (C) customary restrictions and conditions contained in agreements relating to the Disposition of any Property or Equity Interests permitted under Section 7.10 or Section 7.11 pending such Disposition, in each case only to the extent such restrictions and conditions apply only to the Property or Equity Interests that is to be sold and (D) customary provisions in leases (other than any Oil and Gas Property) restricting the assignment thereof.

Section 7.16 Gas Imbalances, Take-or-Pay or Other Prepayments. To the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, the Issuer will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Issuer or any other Note Party that would require the Issuer or such other Note Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor exceeding one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.17 Swap Agreements.

(a) The Issuer will not, and will not permit any other Note Party to, enter into any Swap Agreements with any Person other than (i) (A) Swap Agreements in respect of commodities (including Swap Agreements in respect of commodity basis differentials) entered into not for speculative purposes which for the avoidance of doubt, are intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Issuer or its Restricted Subsidiaries, (B) with an Approved Counterparty, (C) with a tenor not to exceed sixty (60) months, and (D) the aggregate notional volumes for which (calculated independently for basis differential Swap Agreement volumes and other commodity Swap Agreement volumes) do not exceed, as of the date such Swap Agreement is executed, eighty-five percent (85%) of the reasonably projected production from total proved, developed, producing Oil and Gas Properties of the Note Parties evaluated in the Initial Reserve Report or thereafter the Reserve Report most recently delivered pursuant to Section 6.12, for each month following the date such Swap Agreement is entered into, in each case for each of crude oil, natural gas liquids and natural gas, calculated separately; and (ii) Swap Agreements in respect of interest rates with an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Issuer and the other Note Parties then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, seventy-five percent (75%) of the then outstanding principal amount of the Issuer’s Debt for borrowed money which bears interest at a floating rate; provided that put option contracts that are not related to corresponding calls, collars or swaps and for which an upfront premium has been paid shall not be included in calculating such percentage threshold. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Issuer or any other Note Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided, however, that the foregoing shall not prohibit or be deemed to prohibit Swap Agreements to be secured pursuant to the RBL Loan Documents in the manner secured on the date hereof.

(b) If, on the last day of any Fiscal Quarter, the aggregate notional volumes of all Swap Agreements in respect of commodities to which the Issuer or any other Note Party is a party for which settlement payments were calculated in such Fiscal Quarter exceeds one hundred percent (100%) of the actual production of Hydrocarbons (for each of crude oil, natural gas liquids and natural gas, calculated separately) from the proved, developed, producing Oil and Gas Properties of the Note Parties in such Fiscal Quarter (other than puts, floors, and basis differential swaps on volumes hedged by other Swap Agreements), then the Issuer shall, or shall cause the other Note Parties to, Liquidate existing Swap Agreements within fifteen (15) Business Days (or such longer period as agreed by the Lead Holder) after the end of such Fiscal Quarter, such that, after giving effect to such Liquidation, future hedging notional volumes will not exceed one hundred percent (100%) of reasonably projected production of Hydrocarbons (for each of crude oil, natural gas liquids and natural gas, calculated separately) from the proved, developed, producing Oil and Gas Properties of the Note Parties for the then-current Fiscal Quarter and any succeeding Fiscal Quarters.

Section 7.18 Amendments to Material Agreements; Amendment to Fiscal Year.

(a) The Issuer will not, and will not permit any other Note Party to, amend, modify or supplement (or enter into any agreement that has the effect of amending, modifying or supplementing) any of its organizational documents in any manner that would be materially adverse to the Holders.

(b) The Issuer will, and the Issuer will not permit any other Note Party to, change its Fiscal year to end on a day other than December 31 or change the method of determining its Fiscal Year.

Section 7.19 Amendment to Terms of RBL Loan Documents.

(a) The Issuer and Note Parties shall not amend, waive, modify or supplement, and shall not consent to any amendment, waiver, modification or supplement to, the RBL Loan Documents that would (i) prohibit or restrict any payment of principal, interest or otherwise with respect to the Obligations, or any increase to the all-in-yield in respect thereof, in a manner that is more restrictive than as of the Closing Date, (ii) cause the Borrowing Base to not be a Conforming Borrowing Base or not be subject to a scheduled redetermination at least twice in each twelve (12) calendar month period (it being understood that any normal or customary delays in effecting scheduled redeterminations of the Borrowing Base shall not be deemed to be a violation of this clause (ii)) or (iii) affect the operation of the definitions of “Commitments”, “Aggregate Maximum Credit Amounts” or “Aggregate Elected Commitment” (each such quoted term as defined in the RBL Credit Agreement), Section 2.06(c)(viii) of the RBL Credit Agreement or any functionally equivalent concept, Section 3.04 of the RBL Credit Agreement or any functionally equivalent concept, in each case in any manner adverse to the Holders.

(b) The Issuer shall not permit (including by failing to provide an objection by written notice under a deemed consent mechanism in the RBL Loan Documents) any increase in the then-existing Aggregate Elected Commitment under the RBL Loan Documents above (x) prior to the Brigham Merger Closing Date, $600,000,000 or (y) on and after the Brigham Merger Closing Date, $1,000,000,000 (in each case, a “Specified Elected Commitment Amount Increase”) without the prior written consent of the Requisite Holders unless (i) the Issuer shall have delivered the Debt Cap certificate in accordance with Section 6.01(p) and (ii) at the time of any such increase, (A) the Consolidated Total Leverage Ratio on a Pro Forma Basis, for the most recently ended Rolling Period, is less than or equal to 2.25 to 1.00 and (B) as of the date of the applicable Specified Elected Commitment Amount Increase, the sum of (I) the Aggregate Elected Commitment immediately following the Specified Elected Commitment Amount Increase and (II) the aggregate Exposure of all Holders at such time does not exceed the Debt Cap.

(c) The Issuer shall not permit the Aggregate Elected Commitment under the RBL Loan Documents to exceed the Borrowing Base.

Section 7.20 Passive Holding Company Status of the Parent and the GP. Each of the Parent and the GP shall not directly operate any material business; provided that, for the avoidance of doubt, the following (and activities incidental thereto) shall not constitute the operation of a business and shall in all cases be permitted to the extent not otherwise restricted under the terms of this Agreement: (i) its direct and indirect ownership of the Equity Interests of its subsidiaries; (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance); (iii) any issuance or sale of its Equity Interests (including, for the avoidance of doubt, performing activities in preparation for and consummating any such offering, issuance or sale, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests) and, in each case, the repurchase or redemption thereof; (iv) financing activities, including the issuance of securities, incurrence of Debt permitted by this Agreement (provided that no such Debt is secured by Liens on the Equity Interests of the Issuer other than the Liens in favor of the Agent for the benefit of the Secured Parties (as defined in the RBL Credit Agreement) permitted under Section 7.03(a)), payment of dividends and making contributions to the capital of any other Note Party or their respective Subsidiaries, and entrance into Swap Agreements permitted by this Agreement; (v) compliance with applicable law and legal, Tax and accounting and other administrative matters related thereto, including participating in Tax, accounting and other administrative matters as a member of any consolidated, unitary, combined or other similar group, and activities and filing Tax returns and paying Taxes and contesting any Taxes and other customary obligations related thereto in the ordinary course; (vi) performance of activities relating to its officers, directors, managers and employees and those of the Permitted Holders, the Issuer and/or its Subsidiaries, including providing indemnification to such officers, directors, managers or employees; (vii) holding any cash and Cash Equivalents; (viii) holding any other property received by it as a distribution from the Issuer or any of its Subsidiaries and making further distributions of such property; (ix) holding director and shareholder meetings, preparing organizational records, complying with its organizational documents and other organizational activities required to maintain its separate organizational structure or to comply with applicable Governmental Requirements, including preparing reports to Governmental Authorities or shareholders; (x) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 7.20; and (xi) any activities incidental to the foregoing or customary for passive holding companies, including, for the avoidance of doubt, entering into transactions otherwise permitted under this Agreement for the direct benefit of the Note Parties, ownership of immaterial properties and assets incidental to the business or activities described in the foregoing clause and payment of costs and expenses in connection with the business or activities described in the foregoing clauses.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Issuer shall fail to pay any principal of (or associated make-whole or premium on) any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Issuer shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in Section 8.01(a)) payable under any Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Parent, the Issuer or any other Note Party in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (unless already qualified by materiality, in which case such applicable representation and warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d) the Issuer or any other Note Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(m), Section 6.02, Section 6.03, Section 6.13, Section 6.16, Section 6.17 or in Article VII.

(e) the Issuer or any other Note Party shall fail to observe or perform any covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in Section 8.01(a), Section 8.01(b) or Section 8.01(d)) or any other Note Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Agent to the Issuer (which notice will be given at the request of the Requisite Holders) or (ii) a Responsible Officer of the Issuer or such other Note Party otherwise becoming aware of such default;

(f) the Issuer or any other Note Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt (including any Debt under the RBL Loan Documents), when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, in each case as specified in the relevant document for such Material Debt (including any Debt under the RBL Loan Documents);

(g) any other event or condition occurs that results in any Material Debt (including any Debt under the RBL Loan Documents) becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any such Material Debt (including any Debt under the RBL Loan Documents) or any trustee or agent on its or their behalf to cause any such Material Debt (including any Debt under the RBL Loan Documents) to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Issuer or any other Note Party to make an offer in respect thereof; provided that this paragraph (g) shall not apply to secured Debt that becomes due solely as a result of the sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer or any other Note Party or any of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any other Note Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Issuer or any other Note Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Issuer or any other Note Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Issuer or any other Note Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of the greater of (i) prior to the Brigham Merger Closing Date, (x) $22,500,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base and (ii) on and after the Brigham Merger Closing Date, (x) $40,000,000 and (y) seven and one half percent (7.5%) of the then-effective Borrowing Base (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Issuer, any other Note Party or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Issuer or any other Note Party to enforce any such judgment;

(l) the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Issuer or any other Note Party party thereto, other than due to the action or inaction of the Agent, or shall be repudiated by any of them, or the Issuer, any other Note Party or any of their Affiliates shall so state in writing;

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Note Party or its Subsidiaries described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Agent shall, at the request of the Requisite Holders, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and thereupon the Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall become due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding; and in any event with respect to any Note Party or its Subsidiaries described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding. In the case of the occurrence of an Event of Default, the Agent and the Holders will have all other rights and remedies available at law and equity. All proceeds realized otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied in the order provided in Section 2.10(f).

Section 8.02 Treatment of Make-Whole Amount and Repayment Premium.

(a) Without limiting the terms of the last paragraph of Section 8.01, it is understood and agreed that (a) if the Notes are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including acceleration of claims by operation of law)) or (b) upon the occurrence of the Board of Directors (or similar governing body or any committee thereof) of any Note Party or of any Person having Control of the Issuer adopting any resolution or otherwise authorizing any action to approve any bankruptcy filing or receivership filing of the Issuer (each of the foregoing in clauses (a) and (b) and as contemplated by the penultimate paragraph of this paragraph, a “Specified Event”), the Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, that would have applied if, at the time the Notes are accelerated or otherwise become due, the Issuer had prepaid, repaid, Redeemed, refinanced, substituted or replaced all of the Notes as contemplated in Sections 2.08 and 2.10(g) will also be automatically and immediately due and payable without further action or notice and the Make-Whole

Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ damages as a result thereof (it is understood, for the avoidance of doubt, that such calculation of the Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, shall be to give effect to, and include any amounts contemplated by, the last sentence of Section 2.10(g)). Any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee payable hereunder shall be presumed to be the liquidated damages (and not, for avoidance of doubt, unmatured interest or a penalty) sustained by the Holders as the result of such Specified Event and the Issuer and the other Note Parties agree that the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable under the circumstances currently existing. In the event that the Obligations are reinstated in connection with or following any Specified Event, it is understood and agreed that the Obligations shall include any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, payable in accordance with this Section 8.02. The Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.

THE ISSUER AND EACH OTHER NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT (PLUS ANY PREMIUM PAYABLE IN CONNECTION THEREWITH) OR PREPAYMENT FEE IN CONNECTION WITH ANY SUCH SPECIFIED EVENT.

The Issuer and each other Note Party expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Holders and the Issuer and the other Note Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable; and (iv) the Issuer and each other Note Party shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Issuer and each other Note Party expressly acknowledges that its agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, to the Holders as herein described is a material inducement to the Holders to provide the Commitments and purchase the Notes.

Section 8.03 Application of Funds. All proceeds realized or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;

(b) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents;

(c) third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;

(d) fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) or Section 8.02, if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) or Section 8.02 resulting from the payment of principal under clause fifth below);

(e) fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;

(f) sixth, pro rata to any other Obligations; and

(g) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

ARTICLE IX

AGENT

Section 9.01 Appointment of Agent. U.S. Bank Trust Company, National Association is hereby appointed Agent hereunder and under the other Note Documents and each Holder hereby authorizes U.S. Bank Trust Company, National Association, in such capacities, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

Section 9.02 Powers and Duties. Each Holder irrevocably authorizes Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Without limiting the generality of the foregoing, Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder, any Note Party or any other Person, whether before or after the occurrence of any Default or Event of Default; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 9.03 General Immunity.

(a) No Responsibility for Certain Matters. Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent or by or on behalf of any Note Party to Agent or any Holder in connection with the Note Documents and the transactions contemplated hereby and thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Agent shall not be responsible for the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any Note Document. Anything contained herein to the contrary notwithstanding, Agent shall have no liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Subject to the remainder of this clause (b) hereof further limiting the liability of the Agent, Agent nor any of its officers, partners, directors, employees or agents shall not be liable for any action taken or omitted by Agent under or in connection with any of the Note Documents, except to the extent caused by Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until such Agent shall have received written instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.05), and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), as the case may be, such Agent shall act or (where so instructed) refrain from acting, or to exercise or refrain from exercising such power, discretion or authority, in accordance with such instructions. The permissive rights of Agent hereunder and under the other Note Documents shall not be construed as duties. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying and free from liability in relying, upon any communication, instrument, document, judgment, order or decree believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions, advice and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; (ii) no Holder shall have any right of action whatsoever against Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.06); and (iii) Agent shall not be liable for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless such Agent shall have been grossly negligent in ascertaining the pertinent facts. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless such Agent shall first receive such advice or concurrence of the Requisite Holders or the Holders (as the case may be, as required by this Agreement), accompanied by, if requested, indemnity satisfactory to such Agent, and until such instructions and indemnity (if any) are received, Agent shall have no duty to act, or refrain from acting, and shall have no liability to any Holder, any Note Party or any other Person for so doing. If Agent so requests, it shall first be severally (but not jointly) indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the Transactions contemplated hereby or thereby shall require Agent to:

(i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Agent shall not be responsible for the filing, re-filing, recording, re-recording or continuing of any document, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times. Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent. Agent has accepted and is bound by the Note Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits, immunities and indemnities of the Agent, in which case, the Agent may, but shall not be obligated to, enter into such Note Documents. Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which such Agent is a party). No written direction given to Agent by the Requisite Holders or any Note Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon Agent unless such Agent elects, at its sole option, to accept such direction. Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default. In the event that Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause such Agent to incur, or be exposed to, any Environmental Liability or any liability under any other Governmental Requirement, Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Agent will not be liable to any person for any Environmental Liability or any Environmental Claims or contribution actions under any Governmental Requirement by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment at any property or facility that any Agent is required to acquire title to hereunder, unless such liability or claim (including any Environmental Liability) resulted from the gross negligence or willful misconduct of such Agent, as determined by a court of competent jurisdiction in a final, nonappealable order. Each Holder authorizes and directs Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders.

(c) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Agent for the account of the Holders, unless Agent shall have received written notice from a Holder or the Issuer in accordance with the notice requirements of

Section 11.01 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Holders of its receipt of any such notice. Agent shall not have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Notes, including but not limited to the SOFR Administrator’s Website (or any successor source), or for any rates compiled by the CME Term SOFR Administrator or any successor thereto, or for any rates published on any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Section 9.04 Holders’ Representations, Warranties and Acknowledgment.

(a) Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement, an Assignment Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by Agent, Requisite Holders or Holders, as applicable.

(c) Each Holder hereby agrees that (i) if the Agent notifies such Holder that the Agent has determined in its sole discretion that any funds received by such Holder from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Holder (whether or not known to such Holder), and demands the return of such Payment (or a portion thereof), such Holder shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, and (ii) to the extent permitted by applicable law, such Holder shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Holder under this Section 9.04 shall be conclusive, absent manifest error.

(d) Each Holder hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment, and to the extent permitted by applicable law, such Holder shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Holder shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than three (3) Business Days thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds.

(e) The Issuer and each other Note Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Holder that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Holder with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Issuer or any other Note Party.

(f) Each party’s obligations under this Section 9.04 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Holder, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Note Document.

Section 9.05 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 9.05, Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Holders, and the Issuer. Any Agent may be removed as Agent at the request of the Requisite Holders. Upon any such notice of resignation or removal, Requisite Holders shall have the right (subject to the Issuer’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless an Event of Default shall have occurred and is continuing), to appoint a successor Agent. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of such Agent, as applicable, hereunder until such time, if any, as the Requisite Holders appoint a successor Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 11.01, the Issuer shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, at the Issuer’s expense, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly transfer to such successor Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Note Documents. After any retiring Agent’s resignation or any Agent’s removal hereunder as Agent, the provisions of this Article IX and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Any organization or other entity into which Agent may be merged or converted or with which it may be consolidated, or any organization or other entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any organization or other entity succeeding to all or substantially all of the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 9.06 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Agent shall not be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Article IX and Section 11.03 shall apply to any Affiliates of Agent and shall apply to their respective activities in connection with the syndication of the Notes issued hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article IX and Section 11.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.

Section 9.07 Right to Enforce Guaranty and Exercise Remedies. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, Agent and each Holder hereby agree that no Holder shall have any right individually to enforce any Guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off provided in Section 11.04), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement.

Section 9.08 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by Agent or unless the electronic mail address referred to below has not been provided by Agent to such Person, that it will provide to Agent all information, documents and other materials that it is obligated to furnish to such Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and Agent to an electronic mail address as directed by Agent, subject to the right of a Holder, with respect to itself, to receive information through an Approved Electronic Platform as set forth in Section 11.01). In addition, each Note Party agrees to continue to provide the Communications to Agent or the Holders, as the case may be, in the manner specified in the Note Documents.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of any Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

Section 9.09 Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(h) or 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, Agent and other agents and their agents and counsel and all other amounts due Holders, Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Holders, to pay to Agent any amount due for the compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any

Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.09 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

ARTICLE X

GUARANTY

Section 10.01 The Guaranty.

(a) Each Guarantor hereby jointly and severally with the other Guarantors unconditionally guarantees, as a primary obligor and not merely as a surety to the Agent and each Holder and their respective successors and assigns, the prompt and punctual payment in full and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Code after any bankruptcy or insolvency petition under the Code and (ii) any other Debtor Relief Laws) on the Notes held by the Holders, and all other Obligations from time to time owing to the Agent and the Holders by any Note Party under any Note Document (including, without limitation, (A) all fees, costs, expenses (including, without limitation, all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel) incurred by the Agent in enforcing any rights under this Agreement or any other Note Document, in each case to the extent and in the manner required under Sections 11.02 and 11.03, and (B) the Make-Whole Amount and/or any Prepayment Fee, if applicable), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Issuer or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation.

(b) Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Agent or any Holder to any security held for the payment or performance of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any Holder in favor of the Issuer or any other person.

Section 10.02 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 10.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Issuer under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). It is expressly agreed that, except as provided under applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, to the extent permitted by applicable law and except for and subject to any limitations in connection with any applicable termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 10.09, the obligations of such Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Agent or any Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Note Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Note Document or any other agreement; (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) any other act or omission that might in any manner or to any extent vary the risk of a Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the payment in full of the Guaranteed Obligations); (v) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vi) any change in the corporate existence, structure or ownership of any Note Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full of the Guaranteed Obligations); (vii) the existence of any claim, set-off or other rights that a Guarantor may have at any time against any Note Party, the Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Holder that might otherwise constitute a defense to, or a legal or equitable discharge of, the Issuer or any other Note Party or any other guarantor or surety. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of liability of any other Guarantor, other than the payment in full of the Guaranteed Obligations. The Agent and the Holders may make any other accommodation with the Issuer or any other Note Party or exercise any other right or remedy available to them against the Issuer or any other Note Party, without affecting or impairing in any way the liability of such Guarantor hereunder except to the extent the payment in full of the Guaranteed Obligations has been made. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any security.

(b) Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the extent permitted by law, all notices whatsoever, and any requirement that any Holder exhaust any right, power or remedy or proceed against the Issuer under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Holder upon the Guaranty pursuant to this Article X or acceptance of the Guaranty pursuant to this Article X, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty pursuant to this Article X, and all dealings between the Issuer, the Agent and the Holders shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty pursuant to this Article X. The Guaranty pursuant to this Article X shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the

Agent or any Holder, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Agent, the Holders or any other person at any time of any right or remedy against the Issuer or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guaranty pursuant to this Article X shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Agent on behalf of the Holders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 10.03 Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer or other Note Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 10.04 No Waiver, Cumulative Remedies. Each Guarantor agrees that, as between such Guarantor and the Agent and the Holders, the obligations of the Issuer under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01. No failure or delay by the Agent in exercising any right, power, privilege or remedy hereunder with respect to the obligations of the Guarantors shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, privileges and remedies of the Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable law. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 10.04, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchase of any Note shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent or any Holder may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Agent or any Holder may, but shall be under no obligation to, make a similar demand on the Issuer or any other Guarantor or guarantor, and any failure by the Agent or any Holder to make any such demand or to collect any payments from the Issuer or any such other Guarantor or guarantor or any release of the Issuer or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any Holder against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 10.05 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Holder or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.06 Continuing Guaranty. The guarantee in this Article X is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 10.07 General Limitation on Guarantees. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any Note Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 10.08 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Holder shall have any duty to advise Subsidiary Guarantor of information known to it regarding those circumstances or risks.

Section 10.09 Release of Guarantors.

(a) If, in compliance with the terms and provisions of the Note Documents, (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person or Persons, none of which is a Note Party, or (ii) any Guarantor merges or consolidates with or into any other Person (any Guarantor described in clause (i) or (ii), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale, transfer, merger or consolidation, be automatically released from its obligations under this Agreement (including under Section 11.03 hereof), and, so long as the Issuer shall have provided the Agent such certifications or documents as any Agent shall reasonably request, the Agent shall, at such Transferred Guarantor’s expense and request, take such actions as are necessary to effect each release described in this Section 10.09.

(b) When all Commitments hereunder have terminated, and all Notes or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 10.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 10.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agent and the Holders, and each Subsidiary Guarantor shall remain liable to the Agent and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 10.11 Further Assurances. Each Guarantor agrees, upon the written request of the Agent, to execute and deliver to the Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given to a Note Party, the Agent or any Holder hereunder or under any other Note Document shall be sent to such Person’s address as set forth on Appendix B or, in the case of any Holder, Note Party or the Agent, as indicated on Appendix B or otherwise indicated to Agent in writing (it being understood that a Holder may, with respect to itself, elect to have notices or other communications delivered to an Approved Electronic Platform). Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission (receipt of which shall be confirmed by the Agent). All notices, approvals, consents, requests and any communications hereunder must be in writing, in English (provided that any such communication sent to Agent hereunder may be delivered by electronic mail (if approved in the Agent’s discretion), or in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Agent by the authorized representative)).

Section 11.02 Expenses. Each Note Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Holders and their Affiliates (including, without limitation, the reasonable fees, charges and disbursements of (A) one primary firm of counsel to the Holders, taken as a whole, (B) one primary firm of counsel to the Agent, (C) one local counsel and one regulatory counsel to each of the Holders, taken as a whole, and the Agent, in each relevant jurisdiction, if any, (D) reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and (E) the cost of environmental audits and surveys and appraisals) in connection with the issuance of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent and the Holders as to the rights and duties of the Agent and the Holders with respect thereto) of this Agreement and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by the Agent or any Holder in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Agent or any Holder, including the fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Note Document, including its rights under this Section 11.02, or in connection with the Notes issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. All amounts due under this Section 11.02 shall be paid promptly within thirty (30) days of receipt by the Issuer of an invoice in reasonable detail.

Section 11.03 Indemnity; Limitation of Liability.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not any or all of the Transactions shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, EOC, Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that, no Note

Party shall have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, provided further, that no Note Party shall indemnify any Indemnitee for claims solely among the Holders (or any combination thereof), in each case to the extent not related to a breach of an obligation of a Note Party as determined by a court of competent jurisdiction by final and nonappealable. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The indemnities and waivers set forth in this Section 11.03(a) shall survive the Payment in Full, the termination of this Agreement and the resignation or removal of the Agent. All amounts due under this Section 11.03(a) shall be paid within thirty (30) days of receipt by the Issuer of an invoice in reasonable detail.

(b)

(i) To the extent permitted by applicable law, no Note Party shall assert (and no Note Party shall permit is Affiliates to assert), and each Note Party hereby waives, releases and agrees not to sue upon any claim against EOC, Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each such Person, a “Holder-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue any Holder-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, and the termination of this Agreement.

(ii) To the extent permissible under applicable Law, neither the Agent, any Note Party or any Subsidiary shall have any liability for any special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 11.03; it being agreed that this sentence shall not limit the obligations of the Note Parties under Section 11.03(a). The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, and the termination of this Agreement.

(c) Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified

Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (A) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (B) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

Section 11.04 Set Off. In addition to any rights now or hereafter granted under applicable law or Governmental Requirement and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Debt at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Debt.

Section 11.05 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Agent, and the Requisite Holders or (ii) in the case of any other Note Document (other than the Agent Fee Letter), the Note Parties party thereto and (A) the Agent with the consent of the Requisite Holders or (B) the Requisite Holders.

(b) Specified Holders’ Consent. Without the written consent of the Specified Holders, no amendment, modification, termination, waiver or consent shall:

(i) amend, modify, terminate or waive any provision of Section 1.05, Section 2.06(c), Section 2.08(b), Section 6.17, Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.10, Section 7.11, Section 7.17, Section 7.18, Section 7.19, Section 7.20, Section 8.02, Article X or this Section 11.05(b); provided that the Requite Holders, together with the Issuer and the Agent, as applicable, may effect any amendment, modification, termination or waiver of any provision of the Note Documents that is necessary (in the good faith judgment of the Issuer) to permit the Brigham Merger to occur;

(ii) amend, modify, terminate or waive any provision of Section 2.09, to the extent any such amendment, modification, termination or waiver would waive, postpone or reduce any mandatory prepayment of the Notes required under the Note Documents as of the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 11.06, to the extent such amendment, modification, termination or waiver would restrict a Holder’s ability to make assignments or grant participations under the Note Documents;

(iv) amend, modify, terminate or waive any provision of, or waive any Default or Event of Default under, Section 8.01 (other than Section 8.01(c), Section 8.01(d) (other than arising from a failure to observe or perform any covenant, condition or agreement that expressly requires the consent of the Specified Holders to be amended, modified, terminated or waived) or Section 8.01(e) (other than arising from a failure to observe or perform any covenant, condition or agreement that expressly requires the consent of the Specified Holders to be amended, modified, terminated or waived));

(v) amend, modify, terminate or waive any definition as it applies to in any Specified Holder Consent Provision.

(c) Affected Holders’ Consent. Without the written consent of each Holder that would be directly affected thereby, no amendment, modification or consent shall be effective if the effect thereof would:

(i) reduce the principal of the Notes or waive or postpone scheduled final maturity of the Notes or waive, postpone or reduce any fixed and scheduled repayment of the Notes (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(ii) subject to Section 2.14(b), (A) reduce the rate of interest on any Note of, or the amounts of fees payable to, such Holder, (B) extend the time for payment of any such interest or fees to such Holder or (C) waive any interest or fee payable hereunder to such Holder (provided that the application of the Default Rate pursuant to Section 2.06(c) may be reduced, extended or waived by the Specified Holders);

(iii) extend or increase the Commitment of such Holder (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Holder);

(iv) release all or substantially all the Guarantors from the Guaranty;

(v) amend, modify, terminate or waive any provision of Section 2.10(f), Section 2.10(g), Section 2.11, Section 8.03, or this Section 11.05 (other than Section 11.05(b));

(vi) amend the definition of “Requisite Holders” or “Pro Rata Share”; or

(vii) subordinate the Obligations in right of payment to any other Debt for borrowed money.

(d) Other Consents. No amendment, modification, termination, or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of Agent, in each case without the consent of Agent or such Indemnitee Agent Party. Without limiting the foregoing, the Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement that would increase or materially change or affect the duties, obligations or liabilities of the Agent (including without limitation the imposition or expansion of discretionary authority with respect to the benchmark), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Agent, or would otherwise change any right, privilege or protection of the Agent, or would otherwise materially and adversely affect the Agent, in each case in its reasonable judgment, without such party’s express written consent.

(e) Execution of Amendments, etc. Agent shall at the direction of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05(e) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party. Agent will deliver executed or true and correct copies of each amendment, modification, waiver, or consent effected pursuant to this Section 11.05 to each Holder promptly following the date on which it is executed and delivered, or receives the consent or approval of the requisite percentage of Holders applicable thereto.

(f) Note Parties and Affiliates. No Note Party will, and the Issuer will not permit any of its Subsidiaries, any of the Note Parties or any of their respective Affiliates, to, directly or indirectly, offer to purchase, prepay, Redeem or otherwise acquire any outstanding Notes, except as otherwise expressly permitted under this Agreement.

(g) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents, directly or indirectly, will pay or provide or cause to be paid or provided any consent consideration, or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and, to the extent such amendment or waiver is consented to by such Holder, shall be paid or provided such consideration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.05(g) is intended to restrict or limit the amendment requirements otherwise set forth herein.

(h) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 11.05 or any other Note Document by a Holder that has transferred or has agreed to transfer its Note to any Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with Parent, the Issuer, any Note Party and/or any of their Affiliates, shall be void and of no force or effect except solely as to such Holder, and any amendments, modifications or terminations effected or waivers or consents granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 11.06 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Holder may at any time sell, assign or otherwise transfer to one or more Eligible Assignees any Notes and all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it).

(c) Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to Agent an Assignment Agreement, a processing and recordation fee of $3,500 (other than in the case of an assignment from a Holder to its Affiliate or a Related Fund), all “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, documents as reasonably requested by the Agent, together with such forms, certificates or other evidence, if any, with respect to United States federal Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent and Issuer pursuant to Sections 2.13(e) and 2.13(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, the processing and recordation fee of $3,500 (which, for the avoidance of doubt, is not required in the case of an assignment from a Holder to its Affiliate or to a Related Fund), any “know your customer” documents reasonably requested by the Agent, and any other forms, certificates or other evidence required by this Agreement in connection therewith, Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement. The Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

(e) Representations and Warranties of Assignee. Each Holder upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in notes; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other applicable securities laws (it being understood that, subject to the provisions of this Section 11.06(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Article V as of the applicable Effective Date (as defined in the applicable Assignment Agreement).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.06(f), as of the “Effective Date” specified in the applicable Assignment Agreement and recordation in the Register: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.07) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided that such assigning Holder shall continue to be entitled to the benefit of all indemnities and expense reimbursement rights hereunder as specified herein with respect to matters arising prior to such assignment); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder. Notes shall not be transferred in denominations of less than $100,000 (unless transferred by any Holder to an Affiliate and/or a Related Fund of such Holder), provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, a Note may be in a denomination of less than $100,000; provided further, that transfers by a Holder, its Affiliates and its Related Funds shall be aggregated for purposes of determining whether or not such $100,000 threshold has been reached.

(g) Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.05(b) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements and limitations under Section 2.13(e) and Section 2.13(f)) (it being understood that the documentation required under Section 2.13(e) and Section 2.13(f) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.06; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in a Governmental Requirement that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.04 as though it were a Holder; provided that such Participant agrees to be subject to Section 2.10(f) as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register, and the Agent shall be entitled to treat the Holder, and not any Participant, as the Holder all purposes hereunder.

(h) Disqualified Holders List. The list of Disqualified Holders shall be made available to any Holder upon request to the Agent.

Section 11.07 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.13, 11.02, 11.03 and 11.04 and the agreements of Holders set forth in Sections 2.11, 2.13, 9.03(b) and 9.05 shall survive the payment of the Notes, the termination hereof and the resignation or removal of the Agent.

Section 11.08 No Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Holder in the exercise of any power, right or privilege (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein (including with respect to any future covenant calculation or evaluation of the calculation or components thereof), nor shall any single or partial exercise of any such power, right or privilege preclude further or future exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right or privilege, power or remedy hereunder (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) shall not impair any such right or privilege, power or remedy or be construed to be a waiver thereof, nor shall it preclude other, further or future exercise of any such right or privilege, power or remedy.

Section 11.09 Marshalling; Payments Set Aside. Neither Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Agent or the Holders (or to Agent, on behalf of the Holders), or Agent or the Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Holders’ Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations or Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Tax Treatment. The Issuer, the Agent and each Holder intend that the Notes shall be treated as indebtedness for Tax purposes and agree to report the Notes as indebtedness on all Tax returns.

Section 11.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14 APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 11.15 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND

EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17 Confidentiality. All information furnished from time to time (either before, on or after the date hereof) by or on behalf of the Issuer or any other Note Party to Agent or a Holder or any of their respective representatives or advisors (“Recipient”) is so furnished on a confidential basis (such information, the “Confidential Information”), and the Recipients shall maintain the confidentiality thereof in accordance with the terms hereof; provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives, in each case, on a need to know such Confidential Information (collectively “Permitted Recipients”); (b) to any potential assignee, participant, pledgee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale or participation of any or all of the Notes) or any of their related parties, agents and advisors (provided that such potential assignee, participant or transferee agree to be bound by provisions that are substantially similar to the restrictions set forth in this Section 11.17); (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 11.17, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties or (iii) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information; (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document; or (e) as consented to in writing by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.17 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority or examiner (including the National Association of Insurance Commissioners). Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.17, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 11.17, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Issuer understands and acknowledges that in the regular course of a Holder’s business, such Holder may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, Issuer covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”), Issuer will provide prior written notice to the applicable compliance personnel indicated in Schedule 11.17. Issuer shall not disclose Public Company Information to such Holder without written authorization from such compliance personnel. Any Holder and Holder-Related Party may disclose the existence of this

Agreement, the Transactions and the form of the financing, and place customary advertisements in financial and other news sources or on a home page or similar place and circulate similar promotional materials, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include the size of the deal, the form of the financing, the Issuer’s name, logo and a link to the Issuer’s or an Affiliate’s website.

Section 11.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 11.20 USA PATRIOT Act. Each Holder and Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or Agent, as applicable, to identify such Note Party in accordance with the USA PATRIOT Act.

Section 11.21 Disclosure. Each Note Party and each Holder hereby acknowledge and agree that Agent, the Holders and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interests in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.

Section 11.22 Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Requisite Holders (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable Governmental Requirement (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with such applicable Governmental Requirement, rule or judicial process; provided, that the foregoing clause (a) shall not apply to periodic and other reports, proxy statements and other materials filed by Parent or the Loan Parties with the SEC and (b) unless specifically prohibited by applicable law, rule or court order, the Issuer shall promptly notify Agent of the requirement to make such submission or filing and provide Agent with a copy thereof.

Section 11.23 Acknowledgments and Admissions. Each of Parent and the Issuer hereby acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by Agent or any Holder as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;

(d) none of Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the Transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and Agent or any Holder, on the other;

(f) Agent is not any Note Party’s agent except as otherwise provided herein in Section 2.05;

(g) Simpson Thacher & Bartlett LLP are not counsel for any Note Party;

(h) should an Event of Default or Default occur or exist, each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not direct the Agent to exercise or take at that time;

(i) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents;

(j) Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.23 in deciding to execute and deliver this Agreement and to become obligated hereunder; and

(k) Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.24 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement other than Participants to the extent set forth in Section 11.06(g) and, to extent set forth herein, the Indemnitees.

Section 11.25 Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 11.26 Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby. Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on assignment imposed under this Agreement or under applicable law with respect to any assignment of any interest in any Note and Agent shall have no duty or responsibility to determine whether and when the restricted legend may be removed from the Notes.

Section 11.27 Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE ISSUER.

Section 11.28 Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 11.29 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.30 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	SITIO ROYALTIES OPERATING PARTNERSHIP, LP

By: Sitio Royalties GP, LLC, as its general partner

	By:	/s/ Carrie Osicka
Name: Carrie Osicka
Title: Chief Financial Officer

[Sitio – Signature Page to Note Purchase Agreement]

GUARANTORS:	DGK ORRI COMPANY, L.P.
By: Sitio Royalties GP, LLC, as its general partner

NOBLE EF DLG LP
By: Noble EF DLG GP LLC, as its general partner

NOBLE EF LP
By: Noble EF GP LLC, as its general partner

NOBLE MARCELLUS LP
By: Noble Marcellus GP, LLC, as its general partner

VICKICRISTINA, L.P.
By: Sitio Royalties GP, LLC, as its general partner

FALCON EAGLE FORD, LP
By: Sitio Royalties GP, LLC, as its general partner

KMF LAND, LLC
DPM HOLDCO, LLC
NOBLE EF DLG GP LLC
NOBLE EF GP LLC
NOBLE MARCELLUS GP, LLC

	By:	/s/ Carrie Osicka
Name: Carrie Osicka
Title: Chief Financial Officer

[Sitio – Signature Page to Note Purchase Agreement]

AGENT:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Agent

	By:	/s/ Prital K. Patel
Name: Prital K. Patel
Title: Vice President

[Sitio – Signature Page to Note Purchase Agreement]

HOLDERS:	EOC PARTNERS CO-INVEST FUND – S LP

	By:	/s/ Richard Punches
Name: Richard Punches
Title: Managing Director

EOC PARTNERS FUND – C L.P.

	By:	/s/ Richard Punches
Name: Richard Punches
Title: Managing Director

[Sitio – Signature Page to Note Purchase Agreement]

EIG GLOBAL PROJECT FUND V HOLDINGS, L.P.

By: EIG GPF V Holdings GP, LLC, its general partner By: EIG Asset Management, LLC, its sole member

By:	/s/ Clayton R. Taylor
Name: Clayton R. Taylor
Title: Managing Director

By:	/s/ Kathleen Turner
Name: Kathleen Turner
Title: Associate Counsel

PACIFIC INDEMNITY COMPANY

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name: Clayton R. Taylor
Title: Managing Director

By:	/s/ Kathleen Turner
Name: Kathleen Turner
Title: Associate Counsel

EIG RIVER ENERGY PARTNERS, L.P.

By: EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name: Clayton R. Taylor
Title: Managing Director

By:	/s/ Kathleen Turner
Name: Kathleen Turner
Title: Associate Counsel

[Sitio – Signature Page to Note Purchase Agreement]

CARDINAL ENERGY LP

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name: Clayton R. Taylor
Title: Managing Director

By:	/s/ Kathleen Turner
Name: Kathleen Turner
Title: Associate Counsel

FS ENERGY AND POWER FUND

By: FS/EIG Advisor, LLC, its investment adviser

By:	/s/ Clayton R. Taylor
Name: Clayton R. Taylor
Title: Managing Director

By:	/s/ Kathleen Turner
Name: Kathleen Turner
Title: Associate Counsel

[Sitio – Signature Page to Note Purchase Agreement]

BLACKROCK CAPITAL ALLOCATION TRUST

By: Blackrock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

BLACKROCK GLOBAL LONG/SHORT CREDIT FUND OF BLACKROCK FUNDS IV

By: Blackrock Advisors, LLC, as Investment Manager

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO OF BLACKROCK FUNDS V

By: Blackrock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.

By: BlackRock Advisors, LLC, the Fund’s Investment Manager

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

STRATEGIC INCOME OPPORTUNITIES FUND

By: BlackRock Institutional Trust Company, NA, not in its individual capacity but as Trustee of the Strategic Income Opportunities Fund

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

[Sitio – Signature Page to Note Purchase Agreement]

BLACKROCK TOTAL RETURN BOND FUND

By: BlackRock Institutional Trust Company, NA, not in its individual capacity but as Trustee of the BlackRock Total Return Bond Fund

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

BLACKROCK GLOBAL FUNDS – FIXED INCOME GLOBAL OPPORTUNITIES FUND

By: BlackRock Financial Management, Inc., its Investment Advisor

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

BRIGHTHOUSE FUNDS TRUST II – BLACKROCK BOND INCOME PORTFOLIO

By: BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

MASTER TOTAL RETURN PORTFOLIO OF MASTER BOND LLC

By: BlackRock Financial Management, Inc., its Registered Sub-Advisor

By:	/s/ Henry Brennan
Name: Henry Brennan
Title: Managing Director

[Sitio – Signature Page to Note Purchase Agreement]